                                                                  EXECUTION COPY


                  THIS AGREEMENT AND PLAN OF MERGER, dated as of June 26, 2000 (this "Agreement"), is among Media Metrix, Inc., a Delaware corporation ("Media Metrix"), MMX Acquisition Corp., a Delaware corporation ("Merger Sub"), and Jupiter Communications, Inc., a Delaware corporation ("Jupiter").

                  WHEREAS, the respective Boards of Directors of Media Metrix, Merger Sub and Jupiter have approved and have declared advisable the merger of Merger Sub with and into Jupiter (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of the companies and their respective stockholders;

                  WHEREAS, the parties intend that the Merger constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into Jupiter at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and Jupiter shall be the surviving corporation (the "Surviving


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Corporation") and shall succeed to and assume all the rights and obligations of
Merger Sub in accordance with the DGCL.

                  Section 1.2. Closing.
                  The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 on a date to be specified by the parties, which shall be no later than the second business day after the first date that all of the conditions set forth in Sections 6.1(a) through (e) have been satisfied or waived, unless another place, time or date is agreed to by the parties hereto (such time on such date, the "Closing Date").

                  Section 1.3. Effective Time.
                  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties (i) shall file with the Secretary of State for the State of Delaware (the "Delaware Secretary of State") a certificate of merger or other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and
(ii) shall make all other filings or recordings required under the DGCL necessary to effect the Merger. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, or at such subsequent date or time as Media Metrix and Jupiter shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                  Section 1.4. Effects of the Merger.
                  The Merger shall have the effects set forth in Section 259 of the DGCL.

                  Section 1.5. Certificate of Incorporation and Bylaws.
                  (a) The certificate of incorporation of Jupiter shall be amended as of the Effective Time to read in its entirety as set forth on Exhibit A and as so amended shall constitute the certificate of incorporation of the Surviving Corporation until thereafter amended.

                  (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be adopted as the bylaws of the Surviving Corporation until thereafter amended.

                  Section 1.6. Directors; Officers.
                  The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified.


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                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  Section  2.1.  Conversion of Securities.
                  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Jupiter or their respective stockholders:

                  (a) Each share of common stock, par value $0.001 per share, of Jupiter ("Jupiter Shares") held in the treasury of Jupiter and each Jupiter Share owned by Media Metrix or any direct or indirect wholly owned Subsidiary (as defined in Section 8.10) of Media Metrix or of Jupiter immediately prior to the Effective Time shall be canceled and extinguished, without any conversion thereof, and no payment shall be made with respect thereto.

                  (b) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued fully paid and non-assessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned Subsidiary of Media Metrix.

                  (c) Subject to the other provisions of this Section 2.1, each Jupiter Share issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.1(a), be converted into the right to receive 0.946 share (the "Exchange Ratio") of common stock, par value $.01 per share, of Media Metrix ("Media Metrix Common Stock"). The shares of Media Metrix Common Stock to be received as consideration pursuant to the Merger with respect to Jupiter Shares, together with cash in lieu of fractional shares of Media Metrix Common Stock as specified in Section 2.2, is referred to herein as the "Merger Consideration."

                  (d) From and after the Effective Time, all Jupiter Shares converted in accordance with Section 2.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate evidencing any Jupiter Shares outstanding immediately prior to the Effective Time (a "Jupiter Stock Certificate") shall cease to have any rights with respect thereto except the right to receive the Merger Consideration in respect thereof. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 2.1(b).

                  (e) If, between the date of this Agreement and the Effective Time, the


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outstanding shares of Media Metrix Common Stock shall have been changed into a different number of shares by reason of any stock dividend, stock split, reclassification, recapitalization, stock combination or other similar change with respect to the Media Metrix Common Stock, the Exchange Ratio shall correspondingly be adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, stock combination or other similar change.

                  Section 2.2. Fractional Shares.
                  No fractional shares of Media Metrix Common Stock shall be issued as a result of the conversion provided for in Section 2.1(c). In lieu of any such fractional shares, the holder of a Jupiter Stock Certificate, upon surrender thereof for exchange pursuant to Section 2.3, shall be entitled to receive a cash payment therefor (without interest) in an amount determined by multiplying (x) the closing price of a share of Media Metrix Common Stock as reported on the Nasdaq National Market ("Nasdaq") Composite Tape on the last full trading day immediately prior to the Closing Date by (y) the fractional interest to which such holder would otherwise be entitled. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one Jupiter Stock Certificate shall be surrendered for the account of the same holder, the number of shares of Media Metrix Common Stock to be issued to such holder in exchange for the Jupiter Stock Certificates which have been surrendered shall be computed on the basis of the aggregate number of shares represented by all of the Jupiter Stock Certificates surrendered for the account of such holder. Any payment owed with respect to fractional shares shall be rounded to the nearest cent.

                  Section 2.3. Exchange of Certificates.
                  (a) Media Metrix shall, promptly following the Effective Time, deposit with an exchange agent designated by Media Metrix and reasonably acceptable to Jupiter (the "Exchange Agent"), for the benefit of the holders of Jupiter Shares, for exchange in accordance with this Section 2.3, certificates representing shares of Media Metrix Common Stock issuable pursuant to Section 2.1(c) in exchange for outstanding Jupiter Shares and shall from time to time, as needed, deposit cash in an amount required to be paid pursuant to Section 2.2 (such shares of Media Metrix Common Stock and cash being hereinafter referred to as the "Exchange Fund").

                  (b) As soon as reasonably practicable after the Effective Time, Media Metrix will instruct the Exchange Agent to mail to each holder of record of Jupiter Stock Certificates whose shares were converted into the right to receive shares of Media Metrix Common Stock pursuant to Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Jupiter Stock Certificates shall pass, only upon proper delivery of Jupiter Stock Certificates to the Exchange Agent and shall be in such form and have such other provisions as Media Metrix and Jupiter


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may reasonably specify, including offering holders of Jupiter Stock Certificates the ability to hold their shares of Media Metrix Common Stock in book entry form in lieu of the certificates provided for below) and (ii) instructions for use in effecting the surrender of Jupiter Stock Certificates in exchange for certificates evidencing shares of Media Metrix Common Stock. Upon surrender to the Exchange Agent of a Jupiter Stock Certificate for cancellation, together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Jupiter Stock Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Media Metrix Common Stock which such holder has the right to receive in respect of Jupiter Shares formerly evidenced by such Jupiter Stock Certificate in accordance with Section 2.1(c) in such denominations and registered in such names as such holder may request and
(B) cash in lieu of fractional shares of Media Metrix Common Stock, if any, and unpaid dividends and distributions, if any, which such holder is entitled pursuant to Section 2.3(c), and the Jupiter Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Jupiter Shares which is not registered in the transfer records of Jupiter, a certificate evidencing the proper number of shares of Media Metrix Common Stock and/or cash may be issued and/or paid in accordance with this Article II to a transferee if the Jupiter Stock Certificate evidencing such Jupiter Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Jupiter Stock Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration payable in respect thereof.

                  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to any shares of Media Metrix Common Stock and having a record date after the Effective Time shall be paid to the holder of any unsurrendered Jupiter Stock Certificate unless the holder shall first have surrendered such Jupiter Stock Certificate as provided in this Section 2.3.

                  (d) All shares of Media Metrix Common Stock issued and cash paid upon the surrender for exchange of Jupiter Stock Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid, respectively, in full satisfaction of all rights pertaining to the Jupiter Shares theretofore represented by such Jupiter Stock Certificates.

                  (e) Any portion of the Exchange Fund which remains undistributed to the holders of Jupiter Shares for six months after the Effective Time shall be delivered to Media Metrix, upon demand, and any holders of Jupiter Shares who have not theretofore complied with this Article II shall thereafter look only to Media Metrix for payment of


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

their claim for the Merger Consideration payable in respect thereof.

                  (f) None of Media Metrix, Jupiter, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Media Metrix Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Jupiter Stock Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable in respect of the Jupiter Shares evidenced by such Jupiter Stock Certificates, or any dividends or distributions with respect to such Merger Consideration, would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3)), any such Merger Consideration (and any such dividends or distributions) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of all claims or interest of any person previously entitled thereto.

                  (g) Media Metrix and Merger Sub shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Jupiter Shares such amounts as Media Metrix or Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law (as such terms are defined in Sections 3.14 and 3.6, respectively). To the extent that amounts are so withheld by Media Metrix or Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Jupiter Shares in respect of which such deduction and withholding was made by Media Metrix or Merger Sub.

                  (h) If any Jupiter Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Jupiter Stock Certificate to be lost, stolen or destroyed and, if required by Media Metrix, the posting by such person of a bond in such reasonable amount as Media Metrix may direct as indemnity against any claim that may be made against it with respect to such Jupiter Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Jupiter Stock Certificate the Merger Consideration payable in respect thereof pursuant to this Article II.

                  Section 2.4. Stock Transfer Books.
                  There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Jupiter Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Jupiter Stock Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as


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

otherwise provided by Law.

                  Section 2.5. Treatment of Jupiter Stock Options.
                  (a) Prior to the Effective Time, Media Metrix and Jupiter shall take all such actions as may be necessary to cause (i) each outstanding option to acquire Jupiter Shares under Jupiter's 1997 Employee Stock Option Plan or Jupiter's 1999 Stock Incentive Plan (the "Jupiter Plans") and (ii) each other outstanding option to purchase Jupiter Shares granted as compensation for services to Jupiter or any of its Subsidiaries (each option described in clause
(i) or (ii), a "Jupiter Option") to be automatically converted at the Effective Time into an option (a "Media Metrix Exchange Option") to purchase that number of shares of Media Metrix Common Stock equal to the number of Jupiter Shares issuable immediately prior to the Effective Time upon exercise of such Jupiter Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which was in effect under such Jupiter Option immediately prior to the Effective Time divided by the Exchange Ratio, and with such Media Metrix Exchange Option being otherwise subject to the same terms and conditions as the terms and conditions of such Jupiter Option immediately before the Effective Time. It is the intention of the parties that the options so assumed by Media Metrix qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code if and to the extent such options qualified as incentive stock options prior to the Effective Time. In connection with the issuance of Media Metrix Exchange Options, Media Metrix shall (i) reserve for issuance the aggregate number of shares of Media Metrix Common Stock that will become subject to Media Metrix Exchange Options pursuant to this Section 2.5, (ii) from and after the Effective Time, upon exercise of Media Metrix Exchange Options, make available for issuance all shares of Media Metrix Common Stock covered thereby, subject to the terms and conditions applicable thereto, and (iii) within 10 days following the Effective Time, file a registration statement on Form S-8 covering the shares to be issued upon exercise of the Media Metrix Exchange Options.

                  (b) For each Jupiter Option that is converted into a Media Metrix Exchange Option in accordance with this Section 2.5, Jupiter shall ensure that no action is taken (including by the Board of Directors of Jupiter) which could result in all or any portion of such Media Metrix Exchange Option becoming exercisable on or after the Effective Time sooner than under the schedule as to exercisability applicable to such Jupiter Option as in effect prior to the Effective Time.

                  (c) Jupiter hereby represents and warrants that it has taken all steps necessary under Jupiter's 1999 Employee Stock Purchase Plan (the "Jupiter ESPP") such that (i) following the date hereof, no person who is not then a participant in the Jupiter ESPP shall be allowed to participate therein, and (ii) the "Purchase Interval" (as defined in the Jupiter ESPP) during which the Effective Time occurs shall be the final Purchase


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Interval. At the "Purchase Date" (as defined in the Jupiter ESPP) applicable to such final Purchase Interval (which shall occur not later than the day prior to the Effective Time), (x) all payroll deductions theretofore taken for purchases under the Jupiter ESPP shall be applied to the purchase of Jupiter Shares, (y) no further purchase rights shall exist under the Jupiter ESPP Plan and (z) the Jupiter ESPP shall terminate. As soon as practicable following the Effective Time, Media Metrix shall cause the Surviving Corporation to refund (without interest) any payroll deductions held under the Jupiter ESPP and not applied to the purchase of Jupiter Shares. At the Effective Time, the Surviving Corporation and its Subsidiaries shall become participating employers under Media Metrix's 2000 Employee Stock Purchase Plan.

                  Section 2.6. Investment of Exchange Fund.
                  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Media Metrix, on a daily basis. Any interest and other income resulting from such investments shall be paid to Media Metrix upon termination of the Exchange Fund pursuant to Section 2.3(e).

                  Section  2.7.  Appraisal Rights.
                  In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Jupiter Shares in connection with the Merger.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF JUPITER

                  Jupiter represents and warrants to Media Metrix and Merger Sub that, except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to Media Metrix by Jupiter concurrently with entering into this Agreement (the "Jupiter Disclosure Letter") (all references to Jupiter in this Article III being deemed to include reference to its predecessor, unless the context otherwise requires):

                  Section 3.1. Organization, Qualification, Etc.
                  (a) Jupiter is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the corporate power and authority to own its assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Jupiter. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to Jupiter or Media Metrix, as the case may be, means such state of facts, event,



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change or effect that (i) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Jupiter and its Subsidiaries, taken as a whole, or Media Metrix and its Subsidiaries, taken as a whole, as the case may be, or (ii) would reasonably be expected to prevent or substantially delay consummation of the transactions contemplated by this Agreement; provided that none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (x) any change in the market price or trading volume of Jupiter's stock or Media Metrix's stock, as the case may be, after the date hereof; (y) any adverse effect on Jupiter or Media Metrix, as the case may be, attributable solely to conditions affecting the industries in which Jupiter or Media Metrix, as the case may be, participates, the U.S. economy as a whole or foreign economies in any locations where Jupiter or Media Metrix, as the case may be, or any of their respective Subsidiaries has material operations or sales (and not having a materially disproportionate effect on Jupiter or Media Metrix, as the case may be); or (z) any adverse effect arising solely from or relating solely to any change in accounting requirements or principles or any change in applicable rules or regulations or the interpretation thereof. The copies of Jupiter's certificate of incorporation and bylaws filed or incorporated by reference in Jupiter's Annual Report on Form 10-K for the year ended December 31, 1999 ("Jupiter's 1999 Form 10-K") are complete and correct and in full force and effect on the date hereof.

                  (b) Each of Jupiter's Subsidiaries is an entity duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of incorporation or organization, has the power and authority to own its assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires such qualification, except for jurisdictions where the failure to be so organized, existing, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter. All the outstanding shares of capital stock of, or other ownership interests in, Jupiter's Subsidiaries are validly issued, fully paid and non-assessable and are owned by Jupiter, and such ownership is free and clear of all liens, claims, charges or encumbrances of any kind ("Encumbrances"). There are no existing options, rights of first refusal, conversion rights, preemptive rights, calls, commitments, arrangements or obligations of any kind ("Share Arrangements") relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Jupiter. None of the certificates of incorporation or bylaws or other organizational documents of any of Jupiter's Subsidiaries purport to grant rights to any person other than (1) customary rights with respect to corporate governance given to all stockholders pro rata in accordance with their holdings and (2) customary rights of indemnification of directors and officers. Jupiter has delivered to Media Metrix complete and correct copies of the certificate of incorporation and bylaws or other organizational


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documents of each of Jupiter's Subsidiaries.

                  (c) A complete listing of Jupiter's Subsidiaries is set forth in Section 3.1(c) of the Jupiter Disclosure Letter. Except as set forth in
Section 3.1(c) of the Jupiter Disclosure Letter, Jupiter does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

                  Section 3.2. Capital Stock.
                  (a) The authorized stock of Jupiter consists of 100,000,000 Jupiter Shares and 5,000,000 shares of preferred stock, par value $.001 per share (the "Jupiter Preferred Stock"). As of June 22, 2000, 15,549,572 Jupiter Shares and no shares of Jupiter Preferred Stock were issued and outstanding and no Jupiter Shares were held in treasury. All of the outstanding Jupiter Shares have been validly issued and are fully paid and non-assessable. As of June 22, 2000, there were no outstanding Share Arrangements relating to the issued or unissued capital stock or other securities of, or other ownership interests in, Jupiter, other than:

                           (i) options to purchase 2,503,744 Jupiter Shares
granted on or prior to such date pursuant to Jupiter's 1997 Employee Stock Option Plan;

                           (ii) options to purchase 1,612,415 Jupiter Shares
granted on or prior to such date pursuant to Jupiter's 1999 Stock Incentive
Plan;

                           (iii) rights to purchase a maximum of 434,534 Jupiter
Shares pursuant to the Jupiter ESPP; and

                           (iv) convertible promissory notes in the aggregate
principal amount of $1,174,454, due January 7, 2001.

                  (b) Since June 22, 2000, there have been no increases to any of the amounts set forth in Section 3.2(a), other than increases in the number of outstanding Jupiter Shares by reason of issuances of Jupiter Shares upon exercise of any of Jupiter Options enumerated in clauses (i) and (ii) of Section 3.2(a), which issuances have reduced the applicable number of Jupiter Options set forth in clauses (i) and (ii) of Section 3.2(a) by a corresponding amount, nor has Jupiter modified, amended or entered into new Share Arrangements relating to the issued or unissued capital stock or other securities of, or other ownership interests in, Jupiter.

                  Section 3.3. Corporate Authority; No Violation.
                  (a) Jupiter has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this


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Agreement and the performance by Jupiter of its obligations hereunder have been duly and validly authorized by the Board of Directors of Jupiter and, except for the adoption by its stockholders of this Agreement, no other corporate proceedings on the part of Jupiter are necessary to authorize this Agreement or the transactions contemplated hereby. The Board of Directors of Jupiter, at a meeting duly called and held at which a quorum was present throughout, has unanimously determined that the transactions contemplated by this Agreement are in the best interest of Jupiter and its stockholders and to recommend to such stockholders that they vote in favor of this Agreement and the Merger (the "Jupiter Board Recommendation"). The Jupiter Board Recommendation has not been revoked or modified. This Agreement has been duly and validly executed and delivered by Jupiter and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of Jupiter, enforceable against Jupiter in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

                  (b) The execution, delivery and performance of this Agreement by Jupiter does not, and the consummation by Jupiter of the Merger and the other transactions contemplated hereby will not, constitute or result in (with or without notice, lapse of time or both) (i) a breach or violation of, or a default under, or the creation of any rights in favor of any party under, the certificate of incorporation or bylaws of Jupiter or the comparable governing instruments of any of its Subsidiaries, (ii) a breach or violation of, or a default under, or an acceleration of any obligations under, or the creation of any Encumbrance on the assets of Jupiter or any of its Subsidiaries pursuant to, any agreement, lease, contract, commitment, note, mortgage, indenture, arrangement, nongovernmental permit or license or other obligation (each, a "Contract") binding upon Jupiter or any of its Subsidiaries (each, a "Jupiter Contract") or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 3.3(c)) any applicable Law or Decree (as defined in Section 3.6) or governmental permit or license to which Jupiter or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any of the Jupiter Contracts, except for any breach, violation, default, acceleration, creation of rights or Encumbrances or change that would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter.

                  (c) Other than in connection with or in compliance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and the securities or blue sky Laws of the various states and other than the filing of the Certificate of Merger with the Delaware Secretary of State, no authorization, consent or approval of, or filing with, any governmental, administrative or regulatory body or authority ("Governmental Entity") is necessary for the consummation by Jupiter of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter.

                  Section 3.4. Reports and Financial Statements.
                  Jupiter has timely filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required to be filed by it since October 7, 1999 under the Securities Act or the Exchange Act (such documents, as supplemented or amended since the time of filing, the "Jupiter SEC Reports"). As of their respective dates, the Jupiter SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act (including requirements as to the filing of Exhibits), and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included or incorporated by reference in the Jupiter SEC Reports (including any related notes and schedules) fairly present, in all material respects, the financial position of Jupiter and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows and other information included therein for the periods set forth therein, in each case in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto) and subject, in the case of the interim financial statements, to normal year-end adjustments that would not, individually or in the aggregate, be material in amount or effect.

                  Section 3.5. No Undisclosed Liabilities.
                  Neither Jupiter nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise (and whether or not the subject of any other representation or warranty hereunder), except (a) liabilities or obligations reserved against or disclosed in the unaudited consolidated interim financial statements of Jupiter as of and for the three months ended March 31, 2000 contained in Jupiter's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 ("Jupiter's First Quarter 2000 Form 10-Q") or disclosed in the footnotes thereto or in the footnotes to the audited consolidated financial statements of Jupiter as of and for the fiscal year ended

December 31, 1999 included in Jupiter's 1999 Form 10-K or otherwise disclosed in Jupiter's First Quarter 2000 Form 10-Q or Jupiter's 1999 Form 10-K (other than the financial statements contained therein) (in each case, in the amount or of the magnitude so reserved against or disclosed), and (b) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter.

                  Section  3.6.  Compliance with Laws.
                  Jupiter and each of its Subsidiaries each:

                  (a) conducts its businesses in compliance with all federal, state, local and foreign statutes and laws, and all regulations, ordinances and rules promulgated thereunder (collectively, "Laws") applicable thereto or to its Employees;

                  (b) is not subject to any judgment, order, ruling, injunction or decree of any court or Governmental Entity (collectively, "Decrees");

                  (c) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to conduct its businesses substantially as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to Jupiter's knowledge, no suspension or cancellation of any of them is threatened; and

                  (d) has received, since December 31, 1998, no notification or communication from any Governmental Entity (i) asserting that it is not in compliance with any Laws or Decrees, (ii) threatening to revoke any permit, license, authorization, order or approval, or (iii) failing to approve any proposed acquisition, or stating the intention not to approve any acquisition proposed to be effected by it within a certain time period or indefinitely;

except where the failure of any of the foregoing to be true would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter.

                  Section 3.7. Employee Benefit Plans.
                  (a) Section 3.7 of the Jupiter Disclosure Letter contains a complete list of (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option, incentive, severance or change-in-control plans or other similar Contracts, (ii) all employment Contracts, (iii) all medical, dental, disability, health and life insurance plans or other Contracts, and (iv) all other employee benefit and fringe benefit plans or other Contracts, in the case of each of (i) through (iv) maintained or contributed to by Jupiter or any of its Subsidiaries for the benefit of any of the current or former officers, employees, directors or consultants (each of such persons, former or current, an

"Employee") of Jupiter or any of its Subsidiaries or the beneficiaries of any of the foregoing, or pursuant to which Jupiter or any of its Subsidiaries may have any liability (collectively, the "Jupiter Compensation and Benefit Plans"), but excluding for scheduling purposes any Jupiter Compensation and Benefit Plan which is not material.

                  (b) Jupiter has provided or made available to Media Metrix copies of all Jupiter Compensation and Benefit Plans listed on Section 3.7 of the Jupiter Disclosure Letter, including all amendments thereto, and, with respect to each of the Jupiter Compensation and Benefit Plans, as applicable, the trust documents, determination, opinion and notification letters issued by the Internal Revenue Service, summary plan descriptions, employee booklets, most recent nondiscrimination tests, most recent annual reports (Form 5500), COBRA forms and notices, correspondence or inquiries by the Internal Revenue Service or the Department of Labor, material written Contracts, including administrative service agreements, group annuity contracts and group insurance contracts, and material employee communications, and all of such copies are true and correct.

                  (c) Section 3.7 of the Jupiter Disclosure Letter sets forth a complete and correct list of each Employee of Jupiter or any of its Subsidiaries who holds any Jupiter Option as of the date of this Agreement, together with the number of Jupiter Shares subject to such Jupiter Option, the exercise price of such Jupiter Option, the exercisable and unexercisable portion of such Jupiter Option, and the expiration date of such Jupiter Option. In addition, Section 3.7 of the Jupiter Disclosure Letter sets forth, in the aggregate, the number of Jupiter Shares underlying (i) any other rights under any Jupiter Compensation and Benefit Plan (other than plans that are qualified plans under Section 401(a) of the Code) to receive Jupiter Shares and (ii) compensation based on the value of Jupiter Shares.

                  (d) Each Jupiter Compensation and Benefit Plan has been and is being administered in accordance with the terms thereof and all applicable Law except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter. Each Jupiter Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each such plan, a "Jupiter Pension Plan") and is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter (or opinion or notification letter, if applicable) from the Internal Revenue Service or there is a period of time remaining under applicable Internal Revenue Service regulations or pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Jupiter Pension Plan, and Jupiter is not aware of any circumstances which could result in the revocation or denial of any such favorable determination letter. To Jupiter's knowledge, no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Jupiter Compensation and Benefit Plan that could result in liability to Jupiter or any of its Subsidiaries. There is no pending or, to Jupiter's knowledge, threatened Litigation relating to the employment, termination of employment, compensation or employee benefits of any Employee of Jupiter or any of its Subsidiaries which, if determined adversely to Jupiter or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on Jupiter.

                  (e) No Jupiter Compensation and Benefit Plan promises or provides retiree medical or other retiree welfare benefits to any person, other than health continuation coverage as required by Section 4980B of the Code or
Part 6 of Title I of ERISA.

                  (f) No material liability under Title IV of ERISA has been or is reasonably expected to be incurred by Jupiter or any of its Subsidiaries or any entity which is considered one employer with Jupiter under Section 4001(a)(15) of ERISA or Section 414 of the Code (any such entity, a "Jupiter ERISA Affiliate"), other than such liabilities that have been previously satisfied.

                  (g) All contributions, premiums and payments required to be made under the terms of any Jupiter Compensation and Benefit Plan have been made, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter. Neither any Jupiter Pension Plan nor any single-employer plan of a Jupiter ERISA Affiliate is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

                  (h) Neither Jupiter nor any of its Subsidiaries contributes to or is required to contribute to, or has ever contributed to or been required to contribute to, any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan").

                  (i) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Jupiter Compensation and Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, (ii) result in the triggering or imposition of any material restrictions or limitations on the ability of any Jupiter Compensation and Benefit Plan to be amended or terminated in accordance with its terms as in effect on the date hereof or (iii) result in any payment or benefit that will or may be made by Jupiter, any of its Subsidiaries, Media Metrix or any of their respective affiliates that will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (j) In the event that any individual is classified by Jupiter or any of its Subsidiaries as a non-employee (such as an independent contractor, leased employee, consultant or special consultant) and is later reclassified as an employee upon governmental or judicial review, notwithstanding such reclassification, no such individual shall be eligible to participate in any Jupiter Compensation and Benefit Plan, except where such eligibility would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter.

                  (k) The contributions of Jupiter and its Subsidiaries to any trust described in Section 501(c)(9) of the Code have complied with Section 419A of the Code (if applicable).

                  Section 3.8. Absence of Certain Changes or Events.
                  Since March 31, 2000, (a) the businesses of Jupiter and its Subsidiaries have been conducted in all material respects in the ordinary course consistent with past practice, (b) Jupiter and its Subsidiaries have not engaged in any material transaction or series of related transactions other than in the ordinary course consistent with past practice, (c) there has not been any event, occurrence or development, alone or taken together with all other existing facts, that, individually or in the aggregate, would have a Material Adverse Effect on Jupiter, and (d) neither Jupiter nor any of its Subsidiaries has taken, or failed to take, any action which, if taken or failed to be taken on or after the date hereof, would constitute a breach of Section 5.1(a).

                  Section 3.9. Litigation.
                  There is no Litigation pending, or, to Jupiter's knowledge, threatened, against or affecting Jupiter or any of its Subsidiaries or any of their respective properties, at law or in equity or before any Governmental Entity, which, if determined adversely to Jupiter or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on Jupiter.

                  Section 3.10. Title to Assets.
                  Jupiter and its Subsidiaries own or hold under valid leases all the assets necessary for the conduct of their businesses as presently conducted, except where the failure to own or hold such assets would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter.

                  Section 3.11. Intellectual Property.
                  (a) Section 3.11(a) of the Jupiter Disclosure Letter contains a true and complete list of all patents, patent applications, registered trademarks, trademark applications, trademarks, trade names, registered service marks, service mark applications, service marks, Internet domain name registrations, copyrights, copyright applications and copyright registrations of Jupiter or any of its Subsidiaries and all other applications, filings and formal actions made or taken pursuant to Law by Jupiter or any of its Subsidiaries to protect its interests in Jupiter Intellectual Property (as hereinafter defined).

                  (b) All of the material Jupiter Intellectual Property which are licenses, sublicenses, permissions or other Contracts ("Jupiter Intellectual Property Licenses"), and the parties, date and term of each Jupiter Intellectual Property License are set forth in Section 3.11(b) of the Jupiter Disclosure Letter.

                  (c) With respect to each item of the Jupiter Intellectual Property (including the Intellectual Property Rights set forth in Sections 3.11(a) and (b) of the Jupiter Disclosure Letter) either (i) Jupiter or an affiliate of Jupiter is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Encumbrances), such item of Jupiter Intellectual Property or (ii) Jupiter has full and unencumbered rights to use such item of Jupiter Intellectual Property pursuant to a valid and enforceable Jupiter Intellectual Property License (and is not contractually obligated to grant any rights or make any royalty or other payments to any third party in respect thereof). The Jupiter Intellectual Property includes all of the Intellectual Property Rights that are necessary for the conduct of the businesses of Jupiter and its Subsidiaries as currently conducted or currently contemplated to be conducted.

                  (d) There is no pending or, to Jupiter's knowledge, threatened Litigation (i) challenging the validity, effectiveness, legality, use, enforceability or ownership by Jupiter or any of its Subsidiaries of any Jupiter Intellectual Property or (ii) to the effect that Jupiter or any of its Subsidiaries, the continued operation of their businesses as currently conducted and as currently contemplated to be conducted, or any of the Jupiter Intellectual Property or the exercise of any rights therein, infringes, interferes with, misappropriates or otherwise comes into conflict with any Intellectual Property Right of any person, which, if determined adversely to Jupiter or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on Jupiter, nor are there any valid grounds for any bona fide claim of any such kind. All items of Jupiter Intellectual Property are enforceable, valid, subsisting and in full force and effect, except where the failure of any of the foregoing to be true would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter. To Jupiter's knowledge, there is no unauthorized use, infringement or misappropriation of, or any interference or conflict with, any Jupiter Intellectual Property by any person, including any Employee of Jupiter or any Subsidiary.

                  (e) All Employees, agents and contractors who have contributed to or participated in the conception and development of Jupiter Intellectual Property on behalf of Jupiter or any of its Subsidiaries, have executed (i) nondisclosure agreements and (ii) have been a party to enforceable and appropriate instruments of assignment (including work for hire agreements with respect to any copyrights) in favor of Jupiter or one of its Subsidiaries in accordance with applicable Law, that have conveyed to Jupiter or one of its Subsidiaries full, effective, exclusive and original ownership in and to all Intellectual Property Rights arising from the efforts of such personnel.

                  (f) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will cause the diminution, termination or forfeiture of or otherwise alter or impair any rights or interests of Jupiter or any of its Subsidiaries in and to any of the Jupiter Intellectual Property which would, individually or in the aggregate, have a Material Adverse Effect on Jupiter.

                  (g) The term "Intellectual Property Rights" shall mean (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including but not limited to research and development, know-how, business models, formulas, compositions, manufacturing and production processes and techniques, statistical models, methods, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, process, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, confidential information regarding or gathered from persons, and all design rights whether or not protected by patent, copyright or other protection), (v) all computer software (including data, databases and related documentation) in whatever form,
(vi) all copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (vii) all licenses, sublicenses, permissions or other Contracts in connection with any of the foregoing. The term "Jupiter Intellectual Property" shall mean all Intellectual Property Rights which are used or are proposed to be used in connection with the conduct of the business of Jupiter or any of its Subsidiaries as currently conducted or currently contemplated to be conducted, and shall include any such Intellectual Property Rights which are owned by any affiliate of Jupiter.

                  Section 3.12. Material Contracts.
                  Neither Jupiter nor any of its Subsidiaries nor any other party is in breach of or in default under any Jupiter Contract except for such breaches and defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter. Neither Jupiter nor any of its Subsidiaries is party to any Contract containing any provision or covenant limiting in any material respect the ability of Jupiter or any of its Subsidiaries to (a) sell any products or service of or to any other person, (b) engage in any line of business or (c) compete with or to obtain products or services from any person, or limiting the ability of any person to provide products or services to Jupiter or any of its Subsidiaries. Jupiter has no further liability under the Third Amended and Restated Operating Agreement of Jupiter Communications, LLC or any predecessor Contract.

                  Section 3.13. Labor Matters.
                  Jupiter and its Subsidiaries do not have any labor Contracts (including any collective bargaining agreements) with any persons employed by Jupiter or any of its Subsidiaries or any persons otherwise performing services primarily for Jupiter or any of its Subsidiaries, nor is Jupiter or any of its Subsidiaries in the process of negotiating any such Contract. There is no labor strike, dispute or stoppage pending or, to Jupiter's knowledge, threatened against Jupiter or any of its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Jupiter. Neither Jupiter nor any of its Subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) which Litigation, if determined adversely to Jupiter or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on Jupiter, or any Litigation seeking to compel it to bargain with any labor organization as to wages and conditions of employment. There are, to Jupiter's knowledge, no organizational efforts currently being made involving any of the employees of Jupiter or any of its Subsidiaries.

                  Section 3.14. Tax Matters.
                  (a) Jupiter and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax Returns (as hereinafter defined) required to be filed by them (taking into account extensions), (ii) paid or accrued all Taxes shown to be due on such Returns or which are otherwise due and payable and
(iii) paid or accrued all Taxes for which a notice of assessment or collection has been received, except, in the case of clause (i), (ii) or (iii), for any such filings, payments or accruals which would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter. Neither the Internal Revenue Service nor any other taxing authority has asserted in writing any claim for Taxes, or to Jupiter's knowledge, is threatening to assert any claims for Taxes, against Jupiter or any of its Subsidiaries which claims, if determined adversely to Jupiter or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on Jupiter. Jupiter and each of its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Entities (or are properly holding for such payment) all Taxes required by Law to be withheld or collected. There are no outstanding Contracts extending or waiving the statutory period of limitation applicable to any material Tax Return of Jupiter or any of its Subsidiaries. Neither Jupiter nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no Encumbrances for Taxes upon the assets of Jupiter or any of its Subsidiaries, other than Encumbrances for

Taxes that are not yet due, Encumbrances that are being contested in good faith in accordance with applicable law and disclosed in Section 3.14(a) of the Jupiter Disclosure Letter and Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Jupiter. Neither Jupiter nor any of its Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Law for any Taxes, other than for Taxes of Jupiter or its Subsidiaries or (ii) is a party to a Tax sharing or Tax indemnity Contract or any other Contract of a similar nature with any entity other than Jupiter or any of its Subsidiaries that remains in effect. No claim has been made in writing by a taxing authority in a jurisdiction where Jupiter or any of its Subsidiaries does not file Tax Returns that Jupiter or any of its Subsidiaries is or may be subject to taxation by that jurisdiction where such claim, if determined adversely to Jupiter or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on Jupiter. Neither Jupiter nor any of its Subsidiaries is the subject of any currently ongoing audit or examination with respect to Taxes, nor, to Jupiter's knowledge, has any such audit been threatened or proposed by any taxing authority.

                  (b) Jupiter does not know of any fact relating to Jupiter or its stockholders that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  For purposes of this Agreement: (i) "Taxes" shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and includes any liability for Taxes of another person, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of Law or otherwise; and (ii) "Tax Return" shall mean any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

                  Section 3.15. Customers.
                  No customers have cancelled or otherwise terminated (other than at the end of the stated term of their Contract with Jupiter or a Subsidiary of Jupiter) or decreased materially, or made any written threat to Jupiter or any Subsidiary to cancel or otherwise terminate or decrease materially, their relationship with Jupiter or such Subsidiary or their usage of the services or products of Jupiter or such Subsidiary, as the case may be, which cancellation, termination or decrease would, individually or in the aggregate, have a Material Adverse Effect on Jupiter.

                  Section 3.16. Opinion of Financial Advisor.
                  The Board of Directors of Jupiter has received the opinion of Morgan Stanley & Co., Inc. ("Morgan Stanley") to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Jupiter's stockholders from a financial point of view, and such opinion has not been revoked or modified in any respect. A copy of the written opinion of Morgan Stanley to the foregoing effect will be delivered to Media Metrix as soon as practicable after the date of this Agreement.

                  Section 3.17. Takeover Laws.
                  Jupiter has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement is exempt from, the requirements of all applicable "moratorium," "control share", "fair price" and other anti-takeover Laws, including Section 203 of the DGCL (collectively, "Takeover Laws").

                  Section 3.18. Required Vote of Jupiter Stockholders.
                  The affirmative vote of the holders of a majority of the Jupiter Shares outstanding and entitled to vote at the Jupiter Meeting (as defined in Section 5.3) is required for the adoption (herein also sometimes referred to as "approval") of this Agreement. No other vote of the stockholders of Jupiter is required by Law, the certificate of incorporation or bylaws of Jupiter or otherwise in order for Jupiter to consummate the Merger and the other transactions contemplated hereby.

                  Section 3.19. Finders or Brokers.
                  Except for Morgan Stanley, a true and complete copy of whose engagement agreement has been provided to Media Metrix, neither Jupiter nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF MEDIA METRIX AND MERGER SUB

                  Media Metrix and Merger Sub represent and warrant to Jupiter that, except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to Jupiter by Media Metrix concurrently with entering into this Agreement (the "Media Metrix Disclosure Letter") (all references to Media Metrix in this Article IV being deemed to include reference to its predecessor, unless the context otherwise requires):

                  Section 4.1. Organization, Qualification, Etc.

                  (a) Media Metrix is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the corporate power and authority to own its assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix. The copies of Media Metrix's certificate of incorporation and bylaws filed or incorporated by reference in Media Metrix's Annual Report on Form 10-K for the year ended December 31, 1999 ("Media Metrix's 1999 Form 10-K") are complete and correct and in full force and effect on the date hereof.

                  (b) Each of Media Metrix's Subsidiaries is an entity duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of incorporation or organization, has the power and authority to own its assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires such qualification, except for jurisdictions where the failure to be so organized, existing, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix. All the outstanding shares of capital stock of, or other ownership interests in, Media Metrix's Subsidiaries are validly issued, fully paid and non-assessable and are owned by Media Metrix, and such ownership is free and clear of all Encumbrances. There are no existing Share Arrangements relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Media Metrix. None of the certificates of incorporation or bylaws or other organizational documents of any of Media Metrix's Subsidiaries purport to grant rights to any person other than (1) customary rights with respect to corporate governance given to all stockholders pro rata in accordance with their holdings and (2) customary rights of indemnification of directors and officers. Media Metrix has delivered to Jupiter complete and correct copies of the certificate of incorporation and bylaws or other organizational documents of each of Media Metrix's Subsidiaries.

                  (c) A complete listing of Media Metrix's Subsidiaries is set forth in Section 4.1(c) of the Media Metrix Disclosure Letter. Except as set forth in Section 4.1(c) of the Media Metrix Disclosure Letter, Media Metrix does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

                  (d) Merger Sub has engaged in no business or other activities other than in connection with the transactions contemplated hereby. Merger Sub is a wholly owned

Subsidiary of Media Metrix. The copies of Merger Sub's certificate of incorporation and bylaws provided to Jupiter are complete and correct and are in full force and effect on the date hereof.

                  Section 4.2. Capital Stock.
                  (a) The authorized stock of Media Metrix consists of 60,000,000 shares of Media Metrix Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "Media Metrix Preferred Stock"). As of June 22, 2000, 19,844,771 shares of Media Metrix Common Stock and no shares of Media Metrix Preferred Stock were issued and outstanding and no shares of Media Metrix Common Stock were held in treasury. All of the outstanding shares of Media Metrix Common Stock have been validly issued and are fully paid and non-assessable, and the shares of Media Metrix Common Stock to be issued in the Merger will, when issued, be validly issued, fully paid and non-assessable. As of June 22, 2000, there were no outstanding Share Arrangements relating to the issued or unissued capital stock or other securities of, or other ownership interests in, Media Metrix, other than options or rights to purchase an aggregate of 1,821,967 shares of Media Metrix Common Stock granted on or prior to such date as set forth in Section 4.2(a) of the Media Metrix Disclosure Letter.

                  (b) Since June 22, 2000, there have been no increases to any of the amounts set forth in Section 4.2(a), other than increases in the number of outstanding shares of Media Metrix Common Stock by reason of issuances of shares of Media Metrix Common Stock upon exercise of any of the options or rights set forth in Section 4.2(a) of the Media Metrix Disclosure Letter, which issuances have reduced the applicable number of options or rights set forth in
Section 4.2(a) of the Media Metrix Disclosure Letter by a corresponding amount, nor has Media Metrix modified, amended or entered into new Share Arrangements relating to the issued or unissued capital stock or other securities of, or other ownership interests in, Media Metrix.

                  Section 4.3. Corporate Authority; No Violation.
                  (a) Media Metrix has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Media Metrix of its obligations hereunder have been duly and validly authorized by the Board of Directors of Media Metrix and, except for the approval of its stockholders of the Media Metrix Stockholder Proposals (as defined in Section 5.3), no other corporate proceedings on the part of Media Metrix are necessary to authorize this Agreement or the transactions contemplated hereby. The Board of Directors of Media Metrix, at a meeting duly called and held at which a quorum was present throughout, has unanimously determined that the transactions contemplated by this Agreement are in the best interest of Media Metrix and its stockholders and to recommend to such stockholders that they vote in favor of the Media Metrix Stockholder Proposals (the "Media Metrix Board Recommendation"). The Media Metrix Board

Recommendation has not been revoked or modified. This Agreement has been duly and validly executed and delivered by Media Metrix and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, constitutes a valid and binding agreement of Media Metrix, enforceable against Media Metrix in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

                  (b) The execution, delivery and performance of this Agreement by Media Metrix does not, and the consummation by Media Metrix of the Merger and the other transactions contemplated hereby will not, constitute or result in (with or without notice, lapse of time or both) (i) a breach or violation of, or a default under, or the creation of any rights in favor of any party under, the certificate of incorporation or bylaws of Media Metrix or the comparable governing instruments of any of its Subsidiaries, (ii) a breach or violation of, or a default under, or an acceleration of any obligations under, or the creation of any Encumbrance on the assets of Media Metrix or any of its Subsidiaries pursuant to, any Contract binding upon Media Metrix or any of its Subsidiaries (each, a "Media Metrix Contract") or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 4.3(c)) any applicable Law or Decree or governmental permit or license to which Media Metrix or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any of the Media Metrix Contracts, except for any breach, violation, default, acceleration, creation of rights or Encumbrances or change that would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix.

                  (c) Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the HSR Act, and the securities or blue sky Laws of the various states and other than the filing of the Certificate of Merger with the Delaware Secretary of State, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Media Metrix of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix.

                  Section 4.4. Reports and Financial Statements.
                  Media Metrix has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since May 6, 1999 under the Securities Act or the Exchange Act (such documents, as supplemented or amended since the time of filing, the "Media Metrix SEC Reports"). As of their respective dates, the Media Metrix SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act (including requirements as to the filing of Exhibits), and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included or incorporated by reference in the Media Metrix SEC Reports (including any related notes and schedules) fairly present, in all material respects, the financial position of Media Metrix and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows and other information included therein for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto) and subject, in the case of the interim financial statements, to normal year-end adjustments that would not, individually or in the aggregate, be material in amount or effect.

                  Section 4.5. No Undisclosed Liabilities.
                  Neither Media Metrix nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise (and whether or not the subject of any other representation or warranty hereunder), except (a) liabilities or obligations reserved against or disclosed in the unaudited consolidated interim financial statements of Media Metrix as of and for the three months ended March 31, 2000 contained in Media Metrix's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 ("Media Metrix's First Quarter 2000 Form 10-Q") or disclosed in the footnotes thereto or in the footnotes to the audited consolidated financial statements of Media Metrix as of and for the fiscal year ended December 31, 1999 included in Media Metrix's 1999 Form 10-K or otherwise disclosed in Media Metrix's First Quarter 2000 Form 10-Q or Media Metrix's 1999 Form 10-K (other than the financial statements contained therein) (in each case, in the amount or of the magnitude so reserved against or disclosed), and (b) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix.

                  Section 4.6. Compliance with Laws.
                  Media Metrix and each of its Subsidiaries each:

                  (a) conducts its businesses in compliance with all federal, state, local and foreign Laws applicable thereto or to its Employees;

                  (b) is not subject to any Decrees;

                  (c) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to conduct its businesses substantially as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to Media Metrix's knowledge, no suspension or cancellation of any of them is threatened; and

                  (d) has received, since December 31, 1998, no notification or communication from any Governmental Entity (i) asserting that it is not in compliance with any Laws or Decrees, (ii) threatening to revoke any permit, license, authorization, order or approval, or (iii) failing to approve any proposed acquisition, or stating the intention not to approve any acquisition proposed to be effected by it within a certain time period or indefinitely;

except where the failure of any of the foregoing to be true would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix.

                  Section 4.7. Employee Benefit Plans.
                  (a) Section 4.7 of the Media Metrix Disclosure Letter contains a complete list of (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option, incentive, severance or change-in-control plans or other similar Contracts, (ii) all employment Contracts, (iii) all medical, dental, disability, health and life insurance plans or other Contracts, and (iv) all other employee benefit and fringe benefit plans or other Contracts, in the case of each of (i) through (iv) maintained or contributed to by Media Metrix or any of its Subsidiaries for the benefit of any of their Employees or the beneficiaries of any of the foregoing, or pursuant to which Media Metrix or any of its Subsidiaries may have any liability (collectively, the "Media Metrix Compensation and Benefit Plans"), but excluding for scheduling purposes any Media Metrix Compensation and Benefit Plan which is not material.

                  (b) Media Metrix has provided or will promptly after the date hereof provide to Jupiter copies of all Media Metrix Compensation and Benefit Plans listed on Section 4.7 of the Media Metrix Disclosure Letter, including all amendments thereto, and, with respect to each of the Media Metrix Compensation and Benefit Plans, as applicable, the trust documents, determination, opinion and notification letters issued by the Internal Revenue Service, summary plan descriptions, employee booklets, most recent nondiscrimination tests, most recent annual reports (Form 5500), COBRA forms and notices, correspondence or inquiries by the Internal Revenue Service or the Department of Labor, material written Contracts, including administrative service agreements, group annuity contracts and group insurance contracts, and material employee communications, and all of such copies are true and correct.

                  (c) Each Media Metrix Compensation and Benefit Plan has been and is being administered in accordance with the terms thereof and all applicable Law except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix. Each Media Metrix Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA (each such plan, a "Media Metrix Pension Plan") and is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter (or opinion or notification letter, if applicable) from the Internal Revenue Service or there is a period of time remaining under applicable Internal Revenue Service regulations or pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Media Metrix Pension Plan, and Media Metrix is not aware of any circumstances which could result in the revocation or denial of any such favorable determination letter. To Media Metrix's knowledge, no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Media Metrix Compensation and Benefit Plan that could result in liability to Media Metrix or any of its Subsidiaries. There is no pending or, to Media Metrix's knowledge, threatened Litigation relating to the employment, termination of employment, compensation or employee benefits of any Employee of Media Metrix or any of its Subsidiaries which, if determined adversely to Media Metrix or any of its Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect on Media Metrix.

                  (d) No Media Metrix Compensation and Benefit Plan promises or provides retiree medical or other retiree welfare benefits to any person, other than health continuation coverage as required by Section 4980B of the Code or
Part 6 of Title I of ERISA.

                  (e) No material liability under Title IV of ERISA has been or is reasonably expected to be incurred by Media Metrix or any of its Subsidiaries or any entity which is considered one employer with Media Metrix under Section 4001(a)(15) of ERISA or Section 414 of the Code (any such entity, a "Media Metrix ERISA Affiliate"), other than such liabilities that have been previously satisfied.

                  (f) All contributions, premiums and payments required to be made under the terms of any Media Metrix Compensation and Benefit Plan have been made, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix. Neither any Media Metrix Pension Plan nor any single-employer plan of a Media Metrix ERISA Affiliate is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

                  (g) Neither Media Metrix nor any of its Subsidiaries contributes to or is required to contribute to, or has ever contributed to or been required to contribute to, any Multiemployer Plan.

                  (h) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Media Metrix Compensation and Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, (ii) result in the triggering or imposition of any material restrictions or limitations on the ability of any Media Metrix Compensation and Benefit Plan to be amended or terminated in accordance with its terms as in effect on the date hereof or (iii) result in any payment or benefit that will or may be made by Media Metrix, any of its Subsidiaries, Jupiter or any of their respective affiliates that will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (i) In the event that any individual is classified by Media Metrix or any of its Subsidiaries as a non-employee (such as an independent contractor, leased employee, consultant or special consultant) and is later reclassified as an employee upon governmental or judicial review, notwithstanding such reclassification, no such individual shall be eligible to participate in any Media Metrix Compensation and Benefit Plan, except where such eligibility would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix.

                  (j) The contributions of Media Metrix and its Subsidiaries to any trust described in Section 501(c)(9) of the Code have complied with Section 419A of the Code (if applicable).

                  Section 4.8. Absence of Certain Changes or Events.
                  Since March 31, 2000, (a) the businesses of Media Metrix and its Subsidiaries have been conducted in all material respects in the ordinary course consistent with past practice, (b) Media Metrix and its Subsidiaries have not engaged in any material transaction or series of related transactions other than in the ordinary course consistent with past practice, (c) there has not been any event, occurrence or development, alone or taken together with all other existing facts, that, individually or in the aggregate, would have a Material Adverse Effect on Media Metrix, and (d) neither Media Metrix nor any of its Subsidiaries has taken, or failed to take, any action which, if taken or failed to be taken on or after the date hereof, would constitute a breach of
Section 5.1(b).

                  Section 4.9. Litigation.
                  There is no Litigation pending, or, to Media Metrix's knowledge, threatened, against or affecting Media Metrix or any of its Subsidiaries or any of their respective properties, at law or in equity or before any Governmental Entity, which, if determined adversely to Media Metrix or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on Media Metrix.

                  Section 4.10. Title to Assets.
                  Media Metrix and its Subsidiaries own or hold under valid leases all the assets necessary for the conduct of their businesses as presently conducted, except where the failure to own or hold such assets would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix.

                  Section 4.11. Intellectual Property.
                  (a) Section 4.11(a) of the Media Metrix Disclosure Letter contains a true and complete list of all patents, patent applications, registered trademarks, trademark applications, trademarks, trade names, registered service marks, service mark applications, service marks, Internet domain name registrations, copyrights, copyright applications and copyright registrations of Media Metrix or any of its Subsidiaries and all other applications, filings and formal actions made or taken pursuant to Law by Media Metrix or any of its Subsidiaries to protect its interests in Media Metrix Intellectual Property (as hereinafter defined).

                  (b) All of the material Media Metrix Intellectual Property which are licenses, sublicenses, permissions or other Contracts ("Media Metrix Intellectual Property Licenses"), and the parties, date and term of each Media Metrix Intellectual Property License are set forth in Section 4.11(b) of the Media Metrix Disclosure Letter.

                  (c) With respect to each item of the Media Metrix Intellectual Property (including the Intellectual Property Rights set forth in Sections 4.11(a) and (b) of the Media Metrix Disclosure Letter) either (i) Media Metrix or an affiliate of Media Metrix is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Encumbrances), such item of Media Metrix Intellectual Property or (ii) Media Metrix has full and unencumbered rights to use such item of Media Metrix Intellectual Property pursuant to a valid and enforceable Media Metrix Intellectual Property License (and is not contractually obligated to grant any rights or make any royalty or other payments to any third party in respect thereof). The Media Metrix Intellectual Property includes all of the Intellectual Property Rights that are necessary for the conduct of the businesses of Media Metrix and its Subsidiaries as currently conducted or currently contemplated to be conducted.

                  (d) There is no pending or, to Media Metrix's knowledge, threatened Litigation (i) challenging the validity, effectiveness, legality, use, enforceability or ownership by Media Metrix or any of its Subsidiaries of any Media Metrix Intellectual Property or (ii) to the effect that Media Metrix or any of its Subsidiaries, the continued operation of their businesses as currently conducted and as currently contemplated to be conducted, or any of the Media Metrix Intellectual Property or the exercise of any rights therein, infringes, interferes with, misappropriates or otherwise comes into conflict with any Intellectual Property Right of any person which, if determined adversely to Media

Metrix or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on Media Metrix, nor are there any valid grounds for any bona fide claim of any such kind. All items of Media Metrix Intellectual Property are enforceable, valid, subsisting and in full force and effect, except where the failure of any of the foregoing to be true would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix. To Media Metrix's knowledge, there is no unauthorized use, infringement or misappropriation of, or any interference or conflict with, any Media Metrix Intellectual Property by any person, including any Employee of Media Metrix or any Subsidiary.

                  (e) All Employees, agents and contractors who have contributed to or participated in the conception and development of Media Metrix Intellectual Property on behalf of Media Metrix or any of its Subsidiaries, have executed (i) nondisclosure agreements and (ii) have been a party to enforceable and appropriate instruments of assignment (including work for hire agreements with respect to any copyrights) in favor of Media Metrix or one of its Subsidiaries in accordance with applicable Law that have conveyed to Media Metrix or one of its Subsidiaries full, effective, exclusive and original ownership in and to all Intellectual Property Rights arising from the efforts of such personnel.

                  (f) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will cause the diminution, termination or forfeiture of or otherwise alter or impair any rights or interests of Media Metrix or any of its Subsidiaries in and to any of the Media Metrix Intellectual Property which would, individually or in the aggregate, have a Material Adverse Effect on Media Metrix.

                  (g) The term "Media Metrix Intellectual Property" shall mean all Intellectual Property Rights which are used or are proposed to be used in connection with the conduct of the business of Media Metrix or any of its Subsidiaries as currently conducted or currently contemplated to be conducted, and shall include any such Intellectual Property Rights which are owned by any affiliate of Media Metrix.

                  Section 4.12. Material Contracts.
                  Neither Media Metrix nor any of its Subsidiaries nor any other party is in breach of or in default under any Media Metrix Contract except for such breaches and defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix. Neither Media Metrix nor any of its Subsidiaries is party to any Contract containing any provision or covenant limiting in any material respect the ability of Media Metrix or any of its Subsidiaries to (a) sell any products or service of or to any other person, (b) engage in any line of business or (c) compete with or to obtain products or services from any person, or limiting the ability of any person to provide products or services to Media Metrix or any of its Subsidiaries.

                  Section 4.13. Labor Matters.
                  Media Metrix and its Subsidiaries do not have any labor Contracts (including any collective bargaining agreements) with any persons employed by Media Metrix or any of its Subsidiaries or any persons otherwise performing services primarily for Media Metrix or any of its Subsidiaries, nor is Media Metrix or any of its Subsidiaries in the process of negotiating any such Contract. There is no labor strike, dispute or stoppage pending or, to Media Metrix's knowledge, threatened against Media Metrix or any of its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Media Metrix. Neither Media Metrix nor any of its Subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) which Litigation, if determined adversely to Media Metrix or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on Media Metrix, or any Litigation seeking to compel it to bargain with any labor organization as to wages and conditions of employment. There are, to Media Metrix's knowledge, no organizational efforts currently being made involving any of the employees of Media Metrix or any of its Subsidiaries.

                  Section 4.14. Tax Matters.
                  (a) Media Metrix and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax Returns required to be filed by them (taking into account extensions), (ii) paid or accrued all Taxes shown to be due on such Returns or which are otherwise due and payable and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received, except, in the case of clause (i), (ii) or (iii), for any such filings, payments or accruals which would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix. Neither the Internal Revenue Service nor any other taxing authority has asserted in writing any claim for Taxes, or to Media Metrix's knowledge, is threatening to assert any claims for Taxes, against Media Metrix or any of its Subsidiaries which claims, if determined adversely to Media Metrix or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on Media Metrix. Media Metrix and each of its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Entities (or are properly holding for such payment) all Taxes required by Law to be withheld or collected. There are no outstanding Contracts extending or waiving the statutory period of limitation applicable to any material Tax Return of Media Metrix or any of its Subsidiaries. Neither Media Metrix nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no Encumbrances for Taxes upon the assets of Media Metrix or any of its Subsidiaries, other than Encumbrances for Taxes that are not yet due, Encumbrances that are being contested in good faith in accordance with applicable law and disclosed in Section 4.14(a) of the Media Metrix Disclosure Letter and Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Media Metrix. Neither Media Metrix nor any of its Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Law for any Taxes, other than for Taxes of Media Metrix or its Subsidiaries or (ii) is a party to a Tax sharing or Tax indemnity Contract or any other Contract of a similar nature with any entity other than Media Metrix or any of its Subsidiaries that remains in effect. No claim has been made in writing by a taxing authority in a jurisdiction where Media Metrix or any of its Subsidiaries does not file Tax Returns that Media Metrix or any of its Subsidiaries is or may be subject to taxation by that jurisdiction where such claim, if determined adversely to Media Metrix or such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on Media Metrix. Neither Media Metrix nor any of its Subsidiaries is the subject of any currently ongoing audit or examination with respect to Taxes, nor, to Media Metrix's knowledge, has any such audit been threatened or proposed by any taxing authority.

                  (b) Media Metrix does not know of any fact relating to Media Metrix or its stockholders that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  Section 4.15. Customers.
                  No customers have cancelled or otherwise terminated (other than at the end of the stated term of their Contract with Media Metrix or a Subsidiary of Media Metrix) or decreased materially, or made any written threat to Media Metrix or any Subsidiary to cancel or otherwise terminate or decrease materially, their relationship with Media Metrix or such Subsidiary or their usage of the services or products of Media Metrix or such Subsidiary, as the case may be, which cancellation, termination or decrease would, individually or in the aggregate, have a Material Adverse Effect on Media Metrix.

                  Section 4.16. Opinion of Financial Advisor.
                  The Board of Directors of Media Metrix has received the opinion of Thomas Weisel Partners LLC ("Thomas Weisel") to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Media Metrix from a financial point of view, and such opinion has not been revoked or modified in any respect. A copy of the written opinion of Thomas Weisel to the foregoing effect will be delivered to Jupiter as soon as practicable after the date of this Agreement.

                  Section 4.17. Takeover Laws.
                  Media Metrix has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement is exempt from, the requirements of all applicable Takeover Laws.

                  Section 4.18. Required Vote of Media Metrix Stockholders.
                  The affirmative vote of the holders of a majority of the outstanding shares of Media Metrix Common Stock entitled to vote is required to approve the proposed amendment to Media Metrix's certificate of incorporation to increase the number of authorized shares of Media Metrix Common Stock, and the affirmative vote of the holders of a majority of the total number of shares of Media Metrix Common Stock present in person or by proxy and entitled to vote at the Media Metrix Meeting (as defined in Section 5.3) is required to approve the issuance of shares of Media Metrix Common Stock in the Merger. No other vote of the stockholders of Media Metrix is required by Law, the certificate of incorporation or bylaws of Media Metrix or otherwise in order for Media Metrix to consummate the Merger and the other transactions contemplated hereby.

                  Section 4.19. Finders or Brokers.
                  Except for Thomas Weisel, a true and complete copy of whose engagement agreement has been provided to Jupiter, neither Media Metrix nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

                  Media Metrix and Merger Sub on the one hand and Jupiter on the other hand hereby covenant and agree with one another as follows:

                  Section 5.1. Conduct of Business by Jupiter and Media Metrix. During the period between the date hereof and the Effective
Time, except as may otherwise be consented to in writing by Media Metrix (in the case of Section 5.1(a)) or Jupiter (in the case of Section 5.1(b)) (which consent in each case shall not be unreasonably withheld) or as may be expressly permitted pursuant to this Agreement or as set forth in Section 5.1 of the Jupiter Disclosure Letter or Section 5.1 of the Media Metrix Disclosure Letter, as applicable:

                  (a) Jupiter shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business in substantially the same manner as heretofore conducted and use its reasonable best efforts to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain its existing relationships with suppliers, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, Jupiter shall not, and shall cause its Subsidiaries not to, (i) authorize, declare, set aside or pay any dividends on, or make any distribution with respect to, its outstanding shares of stock, except that (1) wholly owned domestic Subsidiaries of Jupiter may pay dividends or make distributions of cash to Jupiter or another wholly owned domestic Subsidiary of Jupiter and (2) wholly owned foreign Subsidiaries of Jupiter may pay dividends to Jupiter or other wholly owned Subsidiaries of Jupiter so long as such dividends do not have adverse Tax consequences to Jupiter or any of its Subsidiaries; (ii) (x) enter into or amend any employment, severance, change-in-control or similar Contracts with, or (y) except in the ordinary course of business consistent with past practice, grant any bonus or salary increases or otherwise increase the compensation or benefits provided to any of their respective Employees; provided, however, that any of the actions set forth in clause (y) hereof with respect to any director of Jupiter or any of its Subsidiaries or any officer of Jupiter or any of its Subsidiaries set forth in Section 5.1(a)(ii) of the Jupiter Disclosure Letter shall in all cases require Media Metrix's prior written consent; (iii) (other than the Merger or as expressly permitted by Section 5.7) authorize, or announce an intention to authorize, or enter into a Contract with respect to, or take any action to consummate any Contract with respect to (1) any merger, consolidation or business combination, (2) any liquidation, dissolution, restructuring, recapitalization, reorganization, stock split, reverse stock split or other change to its authorized capitalization, or (3) any acquisition or disposition of a material amount of assets or securities or any release or relinquishment of any material rights; (iv) propose or adopt any amendments to its certificate of incorporation or bylaws; (v) issue, sell or otherwise dispose of, or create any Encumbrance on, any capital stock owned by it in any of its Subsidiaries; (vi) issue, sell or otherwise permit to become outstanding any shares of its capital stock, except, in the case of Jupiter, upon exercise of Jupiter Options outstanding on the date hereof and in the amount set forth in Section 3.2 or as required by the convertible preferred note, or redeem, repurchase or otherwise acquire any shares of its capital stock; (vii) grant or award any options, warrants, conversion rights or other rights to acquire any shares of capital stock of Jupiter or any of its Subsidiaries, or enter into any other Share Arrangement relating to such capital stock; (viii) amend the terms of any Jupiter Compensation and Benefit Plan, including any of the Jupiter Plans, or adopt any new employee benefit plan or other related Contract other than as contemplated by Section 2.5; (ix) except pursuant to existing credit agreements disclosed to Media Metrix in the Jupiter Disclosure Letter, on the terms in effect on the date hereof, incur, create, assume or otherwise become liable for any indebtedness for borrowed money; (x) except in the ordinary course of business consistent with past practice, transfer, lease, license, mortgage, pledge or create any other Encumbrance on any other material asset or material amount of assets; (xi) make any material Tax election or settle or compromise any material Tax liability or take any action which could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of
Section 368(a) of the Code; (xii) incur or commit to any capital expenditure, individually or in the aggregate, in excess of $12,000,000; (xiii) enter into any Contract containing any provision or covenant limiting the ability of Jupiter or any Subsidiary to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or obtain products or services from any person, or limiting the ability of any person to provide products or services to Jupiter or any of its Subsidiaries;
(xiv) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or Regulation S-X promulgated under the Exchange Act; (xv) settle any material Litigation against Jupiter; or
(xvi) agree or commit to do anything prohibited by this Section 5.1(a).

                  (b) Media Metrix shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business in substantially the same manner as heretofore conducted and use its reasonable best efforts to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain its existing relationships with suppliers, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, Media Metrix shall not, and shall cause its Subsidiaries not to,
(i) authorize, declare, set aside or pay any dividends on, or make any distribution with respect to, its outstanding shares of stock, other than a dividend or distribution of stock for which there would be an adjustment in the Exchange Ratio pursuant to Section 2.1(e); except that (1) wholly owned domestic Subsidiaries of Media Metrix may pay dividends or make distributions of cash to Media Metrix or another wholly owned domestic Subsidiary of Media Metrix and (2) wholly owned foreign Subsidiaries of Media Metrix may pay dividends to Media Metrix or other wholly owned Subsidiaries of Media Metrix so long as such dividends do not have adverse Tax consequences to Media Metrix or any of its Subsidiaries; (ii) (x) enter into or amend any employment, severance, change-in-control or similar Contracts with, or (y) except in the ordinary course of business consistent with past practice, grant any bonus or salary increases or otherwise increase the compensation or benefits provided to any of their respective Employees; provided, however, that any of the actions set forth in clause (y) hereof with respect to any director of Media Metrix or any of its Subsidiaries or any officer of Media Metrix or any of its Subsidiaries set forth in Section 5.1(b)(ii) of the Media Metrix Disclosure Letter shall in all cases require Jupiter's prior written consent; (iii) (other than the Merger or as expressly permitted by Section 5.7) authorize, or announce an intention to authorize, or enter into a Contract with respect to, or take any action to consummate any Contract with respect to (1) any merger, consolidation or business combination, (2) any liquidation, dissolution, restructuring, recapitalization, reorganization, stock split, reverse stock split or other change to its authorized capitalization, other than any subdivision, split or combination for which there would be an adjustment in the Exchange Ratio pursuant to Section 2.1(e), or (3) any acquisition or disposition of a material amount of assets or securities or any release or relinquishment of any material rights; (iv) propose or adopt any amendments to its certificate of incorporation or bylaws; (v) issue, sell or otherwise dispose of, or create any

Encumbrance on, any capital stock owned by it in any of its Subsidiaries; (vi) issue, sell or otherwise permit to become outstanding any shares of its capital stock, except, in the case of Media Metrix, upon exercise of Media Metrix Options outstanding on the date hereof and in the amount set forth in Section 4.2, or redeem, repurchase or otherwise acquire any shares of its capital stock;
(vii) grant or award any options, warrants, conversion rights or other rights to acquire any shares of capital stock of Media Metrix or any of its Subsidiaries, or enter into any other Share Arrangement relating to such capital stock; (viii) amend the terms of any Media Metrix Compensation and Benefit Plan or adopt any new employee benefit plan or other related Contract other than as contemplated by Section 2.5; (ix) except pursuant to existing credit agreements disclosed to Jupiter in the Media Metrix Disclosure Letter, on the terms in effect on the date hereof, incur, create, assume or otherwise become liable for any indebtedness for borrowed money; (x) except in the ordinary course of business consistent with past practice, transfer, lease, license, mortgage, pledge or create any other Encumbrance on any other material asset or material amount of assets; (xi) make any material Tax election or settle or compromise any material Tax liability or take any action which could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code; (xii) incur or commit to any capital expenditure, individually or in the aggregate, in excess of $20,000,000; (xiii) enter into any Contract containing any provision or covenant limiting the ability of Media Metrix or any Subsidiary to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or obtain products or services from any person, or limiting the ability of any person to provide products or services to Media Metrix or any of its Subsidiaries; (xiv) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or Regulation S-X promulgated under the Exchange Act; (xv) settle any material Litigation against Media Metrix; or (xvi) agree or commit to do anything prohibited by this Section 5.1(b).

                  Section 5.2. Investigation.
                  During the period between the date hereof and the Effective Time, each of Jupiter and Media Metrix shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full access, during normal business hours, to its and its Subsidiaries' (a) properties, Contracts, books and records (including but not limited to Tax Returns and accountants' work papers), (b) any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities Laws and (c) any other information concerning its business, properties and personnel as the other may reasonably request; provided, however, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by Jupiter, Media Metrix or Merger Sub herein. The parties hereby agree that each of them will treat any such information in accordance with the applicable Confidentiality Agreement between Jupiter and Media Metrix (each, a

"Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable Laws or if disclosure would cause a breach of any confidentiality provision in any Contract or a forfeiture of attorney-client privilege. Jupiter and Media Metrix will make appropriate substitute disclosure arrangements if the circumstances of the preceding sentence apply.

                  Section 5.3. Stockholder Approval; Filings.
                  (a) Subject to the terms and conditions contained herein, (i) Jupiter shall submit this Agreement for approval to the holders of Jupiter Shares at a meeting to be duly held for this purpose by Jupiter (the "Jupiter Meeting"), and (ii) Media Metrix shall submit the proposed amendment to its certificate of incorporation to increase the number of authorized shares of Media Metrix Common Stock and the proposed issuance of Media Metrix Common Stock in the Merger (the matters submitted, the "Media Metrix Stockholder Proposals") for approval to the holders of shares of Media Metrix Common Stock at a meeting to be duly held for this purpose by Media Metrix (the "Media Metrix Meeting"; the Media Metrix Meeting and the Jupiter Meeting are each sometimes referred to herein as a "Stockholders Meeting"). Jupiter and Media Metrix shall take all action in accordance with the federal securities Laws, the DGCL and their respective certificates of incorporation and bylaws necessary to duly convene the Jupiter Meeting and the Media Metrix Meeting. Jupiter and Media Metrix shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day and as soon as reasonably practicable after the date hereof. Subject to the provisions of Section 5.7, the Joint Proxy Statement (as defined below) shall include the Jupiter Board Recommendation and the Media Metrix Board Recommendation (each a "Recommendation"). Jupiter and Media Metrix shall use their reasonable best efforts to take all lawful action to solicit the requisite approval by their respective stockholders. Notwithstanding any withdrawal, modification or change in the Jupiter Board Recommendation, Jupiter agrees to hold its Stockholders Meeting in accordance with the provisions of this Section 5.3(a), and, notwithstanding any withdrawal, modification or change in the Media Metrix Board Recommendation, Media Metrix agrees to hold its Stockholders Meeting in accordance with the provisions of this Section 5.3(a).

                  (b) Each of Media Metrix and Jupiter agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Media Metrix with the SEC in connection with the issuance of Media Metrix Common Stock in the Merger (including the joint proxy statement and other proxy solicitation materials of Media Metrix and Jupiter constituting a part thereof (the "Joint Proxy Statement") and all related documents). Provided Jupiter has cooperated as required above, Media Metrix agrees to file the Registration Statement with the SEC as promptly as practicable after the date hereof. Each of Jupiter and Media Metrix agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof, and to cause the Joint Proxy Statement to be mailed as promptly as practicable after the Registration Statement shall have become effective to the stockholders of Jupiter and the stockholders of Media Metrix. Media Metrix also agrees to use its reasonable best efforts to obtain all necessary state securities Law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Media Metrix and Jupiter each agree to furnish the other all information concerning itself and its Subsidiaries, officers, directors and stockholders as may be reasonably requested by the other in connection with the foregoing.

                  (c) Each of Jupiter and Media Metrix agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement or any amendment or supplement to the Registration Statement will, (i) at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC, (ii) at the time the Registration Statement becomes effective under the Securities Act or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. Each of Jupiter and Media Metrix agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Joint Proxy Statement or any amendment or supplement to the Joint Proxy Statement will, at the time the Joint Proxy Statement is first mailed to the respective stockholders of Jupiter and Media Metrix, and at the time of the Jupiter Meeting and of the Media Metrix Meeting, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading or necessary to correct any statement made by such company in any earlier communication by such company with respect to the solicitation of proxies for the Jupiter Meeting or the Media Metrix Meeting, as the case may be, which has become false or misleading. Each of Jupiter and Media Metrix further agrees that if it shall become aware prior to the time of the Jupiter Meeting or of the Media Metrix Meeting of any information that would cause any of the statements in the Registration Statement or Joint Proxy Statement or any amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, to promptly inform the other party thereof and to take the necessary steps to correct such document.

                  (d) Media Metrix will advise Jupiter, promptly after Media Metrix receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Media Metrix Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                  (e) Promptly after the execution of this Agreement, Media Metrix shall prepare and file with the Nasdaq Stock Market, Inc. listing applications for the listing of securities on the Nasdaq covering the shares of Media Metrix Common Stock issuable in the Merger or upon exercise of the Media Metrix Exchange Options, and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Media Metrix Common Stock, subject only to official notice of issuance. Jupiter shall as promptly as practicable furnish Media Metrix with all information concerning Jupiter and its Subsidiaries as may be required for inclusion in such listing applications.

                  (f) Media Metrix and Jupiter shall cooperate with one another in obtaining from Brobeck, Phleger & Harrison LLP, counsel to Jupiter, and Fried, Frank, Harris, Shriver & Jacobson, counsel to Media Metrix, the requisite opinion described in Section 6.1(f), and, in connection therewith, each of Jupiter and Media Metrix shall deliver to Brobeck, Phleger & Harrison LLP and Fried, Frank, Harris, Shriver & Jacobson certificates of officers of Jupiter, Media Metrix and Merger Sub in form and substance reasonably satisfactory to such counsel.

                  Section 5.4. Additional Reports.
                  Jupiter and Media Metrix shall each furnish to the other copies of any Jupiter SEC Reports or Media Metrix SEC Reports, as the case may be, which it files with the SEC on or after the date hereof, and Jupiter and Media Metrix, as the case may be, represents and warrants that, as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of Jupiter and its consolidated Subsidiaries or Media Metrix and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and cash flows and other information included therein for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto) and subject to normal year-end adjustments that would not, individually or in the aggregate, be material in amount or effect.

                  Section 5.5. Consents; Approvals.

                  Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of (and cooperating with the other parties to obtain) waivers, consents, exemptions, licenses, permits, authorizations, orders and approvals from, and the making of all other necessary registrations and filings with, Governmental Entities, (including filings required to be made pursuant to the HSR Act), (B) the obtaining of (and cooperating with the other parties to obtain) all waivers, consents, exemptions, licenses, authorizations and approvals from third parties which may be necessary or desirable to be obtained by reason of the Merger or in order to consummate the transactions contemplated by, and to fully carry out the purposes of and realize the benefits of, this Agreement and (C) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of and realize the benefits of, this Agreement.

                  Section 5.6. Takeover Statutes.
                  None of the parties shall take any action that would cause the transactions contemplated by this Agreement to be subject to the requirements of any Takeover Law. If any Takeover Law shall become applicable to the transactions contemplated by this Agreement, each of Jupiter and Media Metrix and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby, and otherwise act to eliminate or minimize the effects of such Takeover Law on the transactions contemplated hereby.

                  Section 5.7. No Solicitation.
                  (a) During the term of this Agreement, neither Jupiter nor Media Metrix shall, nor shall either of such companies authorize or permit any of its Subsidiaries or any of its, or its Subsidiaries', directors, officers, employees, advisors, agents or representatives, directly or indirectly, to, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving such company, or the acquisition of 15% or more of the outstanding capital stock of such company or any of its Subsidiaries or the acquisition of 15% or more (on a book value or fair market value basis) of the assets of such company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (each, a "Competing Transaction"), or negotiate or otherwise engage in discussions with any person (other than Media Metrix, Merger Sub, Jupiter or their respective directors, officers, employees, advisors, agents or representatives) with respect to any Competing Transaction or enter into any Contract or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by this Agreement, and will immediately cease all existing activities, discussions and negotiations with any persons conducted heretofore with respect to any proposal for a Competing Transaction and request the return or destruction of all non-public information furnished in connection therewith; provided that, at any time prior to receipt of the stockholder approval referred to in Section 3.18 or 4.18, as applicable, Media Metrix or Jupiter (each, sometimes, a "company"), as the case may be, may, subject to compliance with Section 5.7(b), furnish information to, and negotiate or otherwise engage in discussions with, any person (a "Third Party") who (x) delivers a bona fide written proposal for a Competing Transaction which was not solicited, initiated, encouraged or facilitated by such company, directly or indirectly, after the date of this Agreement or otherwise resulted from a breach of this Section 5.7, and (y) enters into an appropriate confidentiality agreement with such company (which agreement shall be no less favorable to such company than the applicable Confidentiality Agreement and a copy of which will be delivered to the other company promptly after the execution thereof), if, but only if, the Board of Directors of such company determines in good faith by a majority vote, (i) after consultation with, and receipt of advice from, its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of such Board of Directors under applicable Law, and (ii) after consultation with such company's independent financial advisors, that such proposal could reasonably be expected to lead to a Superior Transaction (as hereinafter defined).

                  (b) From and after the execution of this Agreement, Media Metrix and Jupiter shall each promptly advise the other in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to a Competing Transaction involving it (including the specific terms thereof and the identity of the Third Party), and shall keep the other fully informed of the status of any such inquiries or proposals, of the furnishing of information to the Third Party, and of any negotiations or discussions relating thereto (including any changes or adjustments to the terms of such Competing Transaction as a result of negotiations or otherwise).

                  (c) If, prior to the adoption of the Merger Agreement by the stockholders of Jupiter or the approval of the Media Metrix Stockholder Proposals by the stockholders of Media Metrix, as the case may be, the Board of Directors of such company determines in good faith by a majority vote, with respect to any written proposal from a Third Party for a Competing Transaction received after the date hereof that was not solicited, initiated, encouraged or facilitated by such company, directly or indirectly, after the date of this Agreement or did not otherwise result from a breach of this Section 5.7, that, based upon (x) the written opinion (a copy of which shall have been delivered to the other company) from such company's independent financial advisors that the Competing Transaction is a Superior Transaction and (y) the advice of such company's outside legal counsel, such Competing Transaction is a Superior Transaction and is in the best interest of such company and its stockholders and failure to enter into such Competing Transaction would constitute a breach of the fiduciary duties of the Board of Directors of such company under applicable Law, then such company may terminate this Agreement and enter into an acquisition agreement for the Superior Transaction; provided that, prior to any such termination, and in order for such termination to be effective, (i) such company shall provide the other company three business days' written notice that it intends to terminate this Agreement pursuant to this Section 5.7(c), identifying the Superior Transaction and the parties thereto and delivering an accurate description of all material terms of the Superior Transaction to be entered into, and (ii) on the date of termination (provided that the opinion and advice referred to in clauses (x) and (y) above shall continue in effect without revocation, revision or modification), such company shall deliver to the other company (A) a written notice of termination of this Agreement pursuant to this Section 5.7(c), (B) a wire transfer of immediately available funds in the amount of the Termination Fee (as defined in Section 7.3), (C) a written acknowledgment from such company that the termination of this Agreement and the entry into the Superior Transaction are a Jupiter Triggering Event or a Media Metrix Triggering Event, as the case may be (each term as defined in Section 7.3), and (D) a written acknowledgment from each other party to the Superior Transaction that it has read such company's acknowledgment referred to in clause (C) above and will not contest the matters thus acknowledged by such company, including the payment of the Termination Fee.

                  (d) "Superior Transaction" shall mean a Competing Transaction which the Board of Directors of Media Metrix or Jupiter, as the case may be, reasonably determines is more favorable to such company and its stockholders than the Merger and which is not subject to any financing condition; provided, however, that, without limiting the foregoing, a Competing Transaction shall not constitute a Superior Transaction unless, in the written opinion (with only customary qualifications) of such company's independent financial advisors, the value of the consideration to be paid in the Competing Transaction is more favorable to the stockholders of such company from a financial point of view than the Merger Consideration. Reference in the foregoing definition to the "Merger" and "Merger Consideration" shall include, as applicable, any proposed alteration of the terms of this Agreement submitted by the other company in writing in response to such Competing Transaction.

                  (e) Nothing in this Section 5.7 shall prevent the Board of Directors of Jupiter or the Board of Directors of Media Metrix, as the case may be, from taking, and disclosing to such company's stockholders, a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required under applicable Law (subject, however, to compliance with the balance of this sentence where applicable), and such Board of Directors may prior to the date of the Jupiter Meeting or the Media Metrix Meeting (as applicable), withdraw, modify or change its Recommendation if, but only if and only to the extent that, such Board of Directors determines in good faith that such withdrawal, modification or change is required in order to comply with its fiduciary duties to its stockholders under applicable Law after receiving advice from its outside legal counsel; provided that in the case of a tender offer, the Board of Directors of Jupiter or the Board of Directors of Media Metrix, as the case may be, shall not recommend that stockholders tender their Jupiter Shares or shares of Media Metrix Common Stock (as applicable) in such tender offer unless (i) such tender offer is determined to be a Superior Transaction in accordance with the provisions of Section 5.7(c) and (ii) Jupiter or Media Metrix, as the case may be, has provided the other with not less than three business days prior written notice of any such action.

                  (f) Notwithstanding anything to the contrary contained herein, neither Media Metrix nor Jupiter shall take any action to make the Takeover Laws inapplicable to any Competing Transaction in respect of such company (including any Superior Transaction) prior to the termination of this Agreement in accordance with its terms.

                  Section 5.8. Public Announcements.
                  Each of the parties agrees that it shall not, nor shall any of their respective affiliates, issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the transactions contemplated hereby, or make any company-wide announcement as to material changes in the operations of the combined company, without the prior approval of the other party, except such disclosure as may be required by Law or by any listing agreement with a national securities exchange or the Nasdaq; provided that, if such disclosure is required by Law or any such listing agreement, such disclosure shall not be made without prior consultation of the other parties.

                  Section 5.9. Indemnification and Insurance.
                  (a) Media Metrix and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Jupiter or any of its Subsidiaries (the "Indemnified Parties") as provided in its certificate of incorporation or bylaws or in any Contract disclosed to Media Metrix in the Jupiter Disclosure Letter shall survive the Merger and shall continue in full force and effect in accordance with their terms.

                  (b) For six years from the Effective Time, Media Metrix shall indemnify, defend and hold harmless each of the Indemnified Parties for acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by applicable Law, including with respect to taking all actions necessary to advance expenses to the extent permitted by applicable Law.

                  (c) Media Metrix shall use its reasonable best efforts to obtain and maintain in effect, or cause the Surviving Corporation to obtain and maintain in effect, for six years from the Effective Time, Jupiter's current directors' and officers' liability insurance covering those persons who are currently covered by Jupiter's directors' and officers' liability insurance policy (a true and complete copy of which has been heretofore delivered to Media Metrix); provided, however, that in no event shall Media Metrix or the Surviving Corporation be required to expend in any year an amount in excess of 150% of the annual premiums currently paid by Jupiter for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Media Metrix shall or shall cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                  (d) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

                  Section 5.10. Notification of Certain Matters.
                  Each of Jupiter and Media Metrix shall give prompt notice to the other of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, (i) to result in any Material Adverse Effect on it or
(ii) to cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

                  Section 5.11. Board of Directors and Officers of Media Metrix. Media Metrix shall take all action necessary to cause the
Board of Directors of Media Metrix to be comprised, immediately following the Effective Time, of the following nine persons: (i) one Media Metrix Designee (as defined below) and two Jupiter Designees (as defined below), who shall be assigned to the class of directors whose term of office expires at Media Metrix's first annual meeting of stockholders after the Effective Time, (ii) two Media Metrix Designees and one Jupiter Designee, who shall be assigned to the class of directors whose term of office expires at Media Metrix's second annual meeting of stockholders after the Effective Time and (iii) two Media Metrix Designees and one Jupiter Designee, who shall be assigned to the class of directors whose term of office expires at Media Metrix's third annual meeting of stockholders after the Effective Time. The Board of Directors of Media Metrix also shall appoint, effective immediately following the Effective Time, (i) Gene DeRose as Vice Chairman and President of Media Metrix, (ii) Kurt Andersen and Mary Ann Packo as Co-Chief Operating Officers of Media Metrix (and each shall continue following the Effective Time to serve as President of his or her operating division), and (iii) Jean Robinson as Executive Vice President, Business Development of Media Metrix, and Tod Johnson shall continue following the Effective Time to serve as Chairman and Chief Executive Officer of Media Metrix and Thomas Lynch shall continue following the Effective Time to serve as Chief Financial Officer of Media Metrix, all of the foregoing persons to serve in accordance with the provisions of the certificate of incorporation and bylaws of Media Metrix and the provisions of the DGCL. "Media Metrix Designees" shall mean those persons designated by Media Metrix, and "Jupiter Designees" shall mean those persons designated by Jupiter (any of the foregoing, whether designated by Media Metrix or Jupiter, a "Designee"), to serve as members of the Board of Directors of Media Metrix immediately following the Effective Time, which designation shall specify the class of directors to which such Designee is to be assigned.

                  Section 5.12. Employee Plans and Benefit Arrangements.
                  (a) From and after the Effective Time, subject to applicable Law, Media Metrix shall cause the Surviving Corporation to honor the obligations of Jupiter and its Subsidiaries incurred prior to the Effective Time under all existing Jupiter Compensation and Benefit Plans.

                  (b) Media Metrix shall cause the Surviving Corporation to grant to all individuals who are, as of the Effective Time, active employees of Jupiter or any of its Subsidiaries credit for all service with Jupiter, any of its present and former Subsidiaries, any other affiliate of Jupiter and their respective predecessors (collectively, the "Jupiter Affiliated Group") prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Media Metrix and its Subsidiaries in which such employees commence to participate after the Effective Time, but only to the extent that (i) such prior service was credited by Jupiter for similar purposes prior to the Effective Time and (ii) prior service is recognized by Media Metrix in respect of employees other than the employees of the Jupiter Affiliated Group. Any employee benefit plan which provides medical, dental or life insurance benefits after the Effective Time to any individual who is an active employee of the Jupiter Affiliated Group as of the Effective Time or a dependent thereof shall, with respect to such individuals, waive any waiting periods and any pre-existing conditions and actively-at-work exclusions to the extent so waived under present policy of the Jupiter Affiliated Group and shall provide that any expenses incurred on or before the Effective Time by such individuals shall be taken into account under such plans for purposes of satisfying applicable deductible or coinsurance provisions to the extent taken into account under present policy of the Jupiter Affiliated Group.

                  Section 5.13. Section 16b Approvals.
                  The Board of Directors or Compensation Committee of each of Media Metrix and Jupiter shall grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause the disposition in the Merger of Jupiter Shares and Jupiter Options and the acquisition in the Merger of shares of Media Metrix Common Stock and Media Metrix Exchange Options to be exempt from the provisions of Section 16(b) of the Exchange Act.

                  Section  5.14.  Bylaw Amendment.
                  Media Metrix shall take all action necessary to cause the bylaws of Media Metrix to be amended as set forth in Section 6.2(e) effective as of the Effective Time.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                  Section 6.1. Conditions to Each Party's Obligation to Effect the Merger.
                  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date (or waiver, to the extent legally permitted, by the party for whose benefit the applicable condition exists) of the following conditions:

                  (a) The holders of the issued and outstanding Jupiter Shares shall have duly adopted this Agreement, and the holders of the issued and outstanding shares of Media Metrix Common Stock shall have duly approved the Media Metrix Stockholder Proposals, all in accordance with applicable Law, the respective certificates of incorporation and bylaws of Jupiter and Media Metrix, and the rules of the Nasdaq.

                  (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

                  (c) The shares of Media Metrix Common Stock issuable in the Merger shall have been approved for listing on the Nasdaq, subject only to official notice of issuance.

                  (d) All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, other than any such regulatory approvals the failure to obtain which would not reasonably be likely, individually, in the aggregate or together with all other existing facts, events and circumstances, to result in any Material Adverse Effect on Jupiter (in the case of Media Metrix's obligation to close) or on Media Metrix (in the case of Jupiter's obligation to close).

                  (e) No Law or Decree shall have been enacted, entered, promulgated, or enforced by any court or Governmental Entity which prohibits or makes illegal the consummation of any of the transactions contemplated hereby. In the event any such Decree shall have been issued, each party shall use its reasonable efforts to remove such

Decree.

                  (f) Jupiter shall have received from Brobeck, Phleger & Harrison LLP (in the case of Jupiter's obligation to close) and Media Metrix shall have received from Fried, Frank, Harris, Shriver & Jacobson (in the case of Media Metrix's obligation to close), in each case in form and substance reasonably satisfactory to the receiving company, and dated the Closing Date, an opinion to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Brobeck, Phleger & Harrison LLP and Fried, Frank, Harris, Shriver & Jacobson may require and rely upon representations and covenants, including those contained in certificates of officers of Jupiter, Media Metrix and Merger Sub, which representations and covenants shall be in form and substance reasonably satisfactory to such counsel.

                  Section 6.2. Conditions to Obligations of Jupiter to Effect the Merger.
                  The obligation of Jupiter to effect the Merger is further subject to the fulfillment at or prior to the Closing Date (or waiver by Jupiter) of the conditions that (a) the representations and warranties of Media Metrix contained herein (which for purposes of this clause (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (provided that any representations and warranties made as of a specified date shall be required only to continue on the Closing Date to be true and correct as of such specified date) except (i) for changes specifically permitted by the terms of this Agreement and (ii) where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a Material Adverse Effect on Media Metrix; (b) Media Metrix shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; (c) each of the noncompetition agreements set forth in Section 6.2(a) of the Media Metrix Disclosure Letter between Media Metrix and the persons listed therein shall continue on the Closing Date to be in full force and effect in accordance with its terms and shall not have been modified, amended or terminated (other than with Jupiter's prior written consent), and no person listed in Section 6.2(b) of the Media Metrix Disclosure Letter shall be in breach thereof; (d) at any time after the date of this Agreement there shall not have occurred any fact, event or circumstance which would, individually, in the aggregate, or together with all other existing facts, events and circumstances, have a Material Adverse Effect on Media Metrix; (e) the bylaws of Media Metrix shall have been amended to provide that vacancies on the Board of Directors of Media Metrix created by the cessation of service of a Jupiter Designee or Media Metrix Designee, as the case may be, shall be filled by a person selected by a majority of such company's Designees then serving on such Board of Directors, which bylaw may not be amended except by vote of a majority of the entire Board of Directors or the stockholders of Media Metrix, and (f) Media Metrix shall have delivered to Jupiter a certificate, dated the Closing Date and signed by its Chief Executive Officer, President or Chief Financial Officer, certifying the satisfaction of the conditions set forth in the foregoing clauses (a) through (e).

                  Section 6.3. Conditions to Obligations of Media Metrix to Effect the Merger.
                  The obligation of Media Metrix to effect the Merger is further subject to the fulfillment at or prior to the Closing Date (or waiver by Media Metrix) of the conditions that (a) the representations and warranties of Jupiter contained herein (which for purposes of this clause (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (provided that any representations and warranties made as of a specified date shall be required only to continue on the Closing Date to be true and correct as of such specified date) except (i) for changes specifically permitted by the terms of this Agreement and (ii) where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a Material Adverse Effect on Jupiter;
(b) Jupiter shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; (c) each of the noncompetition agreements set forth in Section 6.3(a) of the Jupiter Disclosure Letter between Jupiter and the persons listed therein shall continue on the Closing Date to be in full force and effect in accordance with its terms and shall not have been modified, amended or terminated (other than with Media Metrix's prior written consent), and no person listed in Section 6.3(b) of the Jupiter Disclosure Letter shall be in breach thereof; (d) at any time after the date of this Agreement there shall not have occurred any fact, event or circumstance which would, individually, in the aggregate or together with all other existing facts, events and circumstances, have a Material Adverse Effect on Jupiter; and (e) Jupiter shall have delivered to Media Metrix a certificate, dated the Closing Date and signed by its Chief Executive Officer, President or a Vice President, certifying the satisfaction of the conditions set forth in the foregoing clauses (a) through (d).

                                   ARTICLE VII

                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

                  Section 7.1. Termination or Abandonment.
                  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption of this Agreement by the stockholders of Jupiter or any approval of the Media Metrix Stockholder Proposals by the stockholders of Media Metrix):

                  (a) by mutual written consent of Media Metrix and Jupiter;

                  (b) by either Media Metrix or Jupiter, if the Merger shall not have been consummated before December 31, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any representation or warranty or whose failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                  (c) by Media Metrix, if (i) the Board of Directors of Jupiter shall or shall resolve to (A) either not recommend that Jupiter stockholders vote in favor of this Agreement and the Merger or withdraw the Jupiter Board Recommendation, (B) modify the Jupiter Board Recommendation in a manner adverse to Media Metrix or Merger Sub, or (C) approve, recommend or fail to take a position that is adverse to any proposed Competing Transaction involving Jupiter or any of its Subsidiaries, or (ii) the Board of Directors of Jupiter shall have refused to affirm the Jupiter Board Recommendation as promptly as practicable (but in any case within five days) after receipt of any reasonable written request for such affirmation from Media Metrix or (iii) Jupiter shall have failed as promptly as practicable after the Registration Statement is declared effective by the SEC to call the Jupiter Meeting or mail the Joint Proxy Statement to its stockholders or failed to include the Jupiter Board Recommendation in the Joint Proxy Statement or failed to hold the Jupiter Meeting when scheduled;

                  (d) by Jupiter, if (i) the Board of Directors of Media Metrix shall or shall resolve to (A) either not recommend that Media Metrix's stockholders vote in favor of the Media Metrix Stockholder Proposals or withdraw the Media Metrix Board Recommendation, (B) modify the Media Metrix Board Recommendation in a manner adverse to Jupiter, or (C) approve, recommend or fail to take a position that is adverse to any proposed Competing Transaction involving Media Metrix or any of its Subsidiaries, or (ii) the Board of Directors of Media Metrix shall have refused to affirm the Media Metrix Board Recommendation as promptly as practicable (but in any case within five days) after receipt of any reasonable written request for such affirmation from Jupiter or (iii) Media Metrix shall have failed as promptly as practicable after the Registration Statement is declared effective by the SEC to call the Media Metrix Meeting or to mail the Joint Proxy Statement to its stockholders or failed to include the Media Metrix Board Recommendation in the Joint Proxy Statement or failed to hold the Media Metrix Meeting when scheduled;

                  (e) by either Media Metrix or Jupiter, if at the Jupiter Meeting (including any adjournment or postponement thereof) the requisite vote of the stockholders of Jupiter to adopt this Agreement shall not have been obtained;

                  (f) by either Media Metrix or Jupiter, if at the Media Metrix Meeting (including any adjournment or postponement thereof) the requisite vote of the stockholders of Media Metrix to approve the Media Metrix Stockholder Proposals shall not have been obtained;

                  (g) by either Media Metrix or Jupiter, if there shall be any Law or Decree that prohibits or makes illegal consummation of the Merger, or if any Decree enjoining Media Metrix or Jupiter from consummating the Merger shall have been entered and become final and nonappealable;

                  (h) by either Media Metrix or Jupiter, if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2 (in the case of a breach by Media Metrix) or Section 6.3 (in the case of a breach by Jupiter), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach;

                  (i) by Jupiter pursuant to, but only in compliance with,
Section 5.7; or

                  (j) by Media Metrix pursuant to, but only in compliance with,
Section 5.7.

                  Notwithstanding anything herein to the contrary, no termination by Media Metrix or Jupiter pursuant to this Section 7.1 under circumstances requiring payment of a Termination Fee shall be effective unless, concurrently with such termination, the fee is paid in full by Media Metrix or Jupiter, as applicable, in accordance with Section 7.3.

                  Section 7.2. Effect of Termination.
                  In the event of the termination of this Agreement pursuant to
Section 7.1, this Agreement, except for the provisions of the second sentence of
Section 5.2, this Section 7.2 and Sections 7.3, 8.2 and 8.4, shall become void and have no effect, without any liability on the part of any party or any of its affiliates. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for any willful breach of any provision of this Agreement.

                  Section  7.3.  Termination Fee Payments.
                  (a) Upon the happening of a Jupiter Triggering Event, Jupiter shall pay to Media Metrix (or to any Subsidiary of Media Metrix designated in writing by Media Metrix to Jupiter) the amount of $16 million (the "Jupiter Termination Fee"). "Jupiter Triggering Event" means any one of the following:

                           (i) a termination of this Agreement by Media Metrix pursuant to Section 7.1(c);

                           (ii) a termination of this Agreement by Media Metrix or Jupiter pursuant to Section 7.1(b) or 7.1(e), if (A) any Competing Transaction is publicly proposed or announced on or after the date hereof and prior to the Jupiter Meeting being held and (B) any Jupiter Business Combination (as hereinafter defined) is entered into, agreed to or consummated by Jupiter or any of its Subsidiaries within 12 months of such termination of this Agreement;

                           (iii) a termination of this Agreement by Jupiter pursuant to Section 7.1(i); or

                           (iv) a termination of this Agreement by Media Metrix or Jupiter pursuant to Section 7.1(b), 7.1(e) or by Media Metrix pursuant to Section 7.1(h) (but only if the breach of warranty, representation, covenant or agreement that gives rise to such termination arises out of bad faith or willful misconduct of Jupiter), if any Jupiter Business Combination is entered into, agreed to or consummated by Jupiter within three months of such termination of this Agreement.

Payment of the Jupiter Termination Fee shall be made by wire transfer of immediately available funds (1) on the second business day after such termination in the case of clause (i) of the definition of Jupiter Triggering Event, (2) on or prior to the date of such termination, in the case of clause
(iii) of the definition of Jupiter Triggering Event, or (3) on the earlier of the date a Contract is entered into with respect to a Jupiter Business Combination or a Jupiter Business Combination is consummated, in the case of clause (ii) or (iv) of the definition of Jupiter Triggering Event. In no event shall more than one Jupiter Termination Fee be payable under this Agreement.

                  (b) Upon the happening of a Media Metrix Triggering Event, Media Metrix shall pay to Jupiter (or to any Subsidiary of Jupiter designated in writing by Jupiter to Media Metrix) the amount of $16 million (the "Media Metrix Termination Fee"). "Media Metrix Triggering Event" means any one of the following:

                           (i) a termination of this Agreement by Jupiter pursuant to Section 7.1(d);

                           (ii) a termination of this Agreement by Jupiter or Media Metrix pursuant to Section 7.1(b) or 7.1(f), if (A) any Competing Transaction is publicly proposed or announced on or after the date hereof and prior to the Media Metrix Meeting being held and (B) any Media Metrix Business Combination (as hereinafter defined) is entered into, agreed to or consummated by Media Metrix or any of its Subsidiaries within 12 months of such termination of this Agreement;

                           (iii) a termination of this Agreement by Media Metrix pursuant to Section 7.1(j); or

                           (iv) a termination of this Agreement by Jupiter or Media Metrix pursuant to Section 7.1(b), 7.1(f) or by Jupiter pursuant to
     Section 7.1(h) (but only if the breach of warranty, representation, covenant or agreement that gives rise to such termination arises out of bad faith or willful misconduct of Media Metrix), if any Media Metrix Business Combination is entered into, agreed to or consummated by Media Metrix within three months of such termination of this Agreement.

Payment of the Media Metrix Termination Fee shall be made by wire transfer of immediately available funds (1) on the second business day after such termination in the case of clause (i) of the definition of Media Metrix Triggering Event, (2) on or prior to the date of such termination, in the case of clause (iii) of the definition of Media Metrix Triggering Event, or (3) on the earlier of the date a Contract is entered into with respect to a Media Metrix Business Combination or a Media Metrix Business Combination is consummated, in the case of clause (ii) or (iv) of the definition of Media Metrix Triggering Event. In no event shall more than one Media Metrix Termination Fee be payable under this Agreement.

                  (c) The parties acknowledge that the agreements contained in paragraphs (a) and (b) of this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, they would not enter into this Agreement; accordingly, if either of Media Metrix or Jupiter fails to pay promptly any fee payable by it pursuant to this Section 7.3, then the party owing such fee shall pay to the party owed such fee its costs and expenses (including attorneys' fees) in connection with any Litigation brought by such company to obtain payment of such fee, together with interest on the amount of the fee at the prime or base rate of The Chase Manhattan Bank from the date such payment was due under this Agreement until the date of payment.

                  (d) "Jupiter Business Combination" shall mean:

                           (i) any merger, consolidation or other business
combination as a result of which the stockholders of Jupiter would hold less than 60% of the voting securities of Jupiter outstanding following that transaction;

                           (ii) the acquisition of 40% or more of the
outstanding capital stock of Jupiter; or

                           (iii) the acquisition of 40% or more (on a book value
basis or fair market value basis) of the assets of Jupiter and its Subsidiaries taken as a whole (including capital stock of any Subsidiary).

                  (e) "Media Metrix Business Combination" shall mean:

                           (i) any merger, consolidation or other business
combination as a result of which the stockholders of Media Metrix would hold less than 60% of the voting securities of Media Metrix outstanding following that transaction;

                           (ii) the acquisition of 40% or more of the
outstanding capital stock of Media Metrix; or

                           (iii) the acquisition of 40% or more (on a book value
basis or) fair market value basis) of the assets of Media Metrix and its Subsidiaries taken as a whole (including capital stock of any Subsidiary).

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1. No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for the agreements set forth in
Article II, the provisions of Section 5.9 and this Section 8.1.

                  Section 8.2. Expenses.
                  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement (including registration and filing fees relating thereto) and the fee payable in connection with the filings made pursuant to the HSR Act shall be shared equally by Jupiter and Media Metrix.

                  Section 8.3. Counterparts; Effectiveness.
                  This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

                  Section 8.4. Governing Law.
                  This Agreement and the agreements, instruments and documents contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

                  Section 8.5. Notices.
                  All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.5:

                  To Media Metrix or Merger Sub:

                  Media Metrix Corporation
                  250 Park Avenue South, 7th Floor
                  New York, NY 10003
                  Attention:  Gail Balcerzak, Esq.
                  Telecopier:  (212) 515-8719

                  with a copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York  10004-1980
                  Attention:  Aviva Diamant, Esq.
                  Telecopier:  (212) 859-4000


                  To Jupiter:

                  Jupiter Communications, Inc.
                  627 Broadway, 2nd Floor
                  New York, NY 10012
                  Attention:  Alan N. Shapiro, Esq.
                  Telecopier:  (212) 260-6848

                  copy to:

                  Brobeck, Phleger & Harrison LLP
                  1633 Broadway, 47th Floor
                  New York, New York  10019
                  Attention:  Eric Simonson, Esq.

                  Telecopier:  (212) 586-7878

                  Section 8.6. Assignment; Binding Effect.
                  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Merger Sub may assign all of its rights and obligations under this Agreement and the transactions contemplated hereby to any other wholly owned Subsidiary of Media Metrix. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  Section 8.7. Severability.
                  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                  Section 8.8. Enforcement of Agreement.
                  The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by any of them and that in addition to all other remedies available to any of them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

                  Section  8.9.  Miscellaneous.
                  This Agreement:

                  (a) along with the Confidentiality Agreements constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and

                  (b) except for the provisions of Section 5.9, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 8.10. Interpretation; Definitions.
                  When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term "including" shall mean including without limitation, whether or not so stated, and is meant to be by way of example rather than limitation. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or other ownership interests, by contract or otherwise. References in this Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References in this Agreement to "Subsidiaries" of Jupiter or Media Metrix (as applicable) shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are directly or indirectly owned by Jupiter or Media Metrix, as the case may be.


                            [Signature page follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                      MEDIA METRIX, INC


                                      By:
                                          Name:
                                          Title:

                                      MMX ACQUISITION CORP.


                                      By:
                                          Name:
                                          Title:

                                      JUPITER COMMUNICATIONS, INC.


                                      By:
                                          Name:
                                          Title:

                                    EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          JUPITER COMMUNICATIONS, INC.

                            Under Section 102 of the
                        Delaware General Corporation Law

                  The undersigned, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                  FIRST: The name of the corporation is Jupiter Communications, Inc.

                  SECOND: The address of the registered office of the corporation in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle and the name of its registered agent at such address shall be The Corporation Trust Company.

                  THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code of 1953, as amended (the "GCL").

                  FOURTH: The total number of shares of all classes of stock which the Corporation has authority to issue is one hundred (100) shares of Common Stock, par value $.01 per share (the "Common Stock").

                  FIFTH: The corporation is to have perpetual existence.

                  SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

                  SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision of the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

                  EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                  NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred on the stockholders herein are granted subject to this reservation.

                  TENTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after the date of incorporation of the corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

                  Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                                      among

                               MEDIA METRIX, INC.,

                              MMX ACQUISITION CORP.

                                       and

                          JUPITER COMMUNICATIONS, INC.


                            Dated as of June 26, 2000

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
ARTICLE I  THE MERGER                                                                    1
    Section  1.1.  The Merger                                                            1
    Section  1.2.  Closing                                                               2
    Section  1.3.  Effective Time                                                        2
    Section  1.4.  Effects of the Merger                                                 2
    Section  1.5.  Certificate of Incorporation and Bylaws                               2
    Section  1.6.  Directors; Officers                                                   3

ARTICLE II  EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT CORPORATIONS;
            EXCHANGE OF CERTIFICATES                                                     3
    Section  2.1.  Conversion of Securities                                              3
    Section  2.2.  Fractional Shares                                                     4
    Section  2.3.  Exchange of Certificates                                              4
    Section  2.4.  Stock Transfer Books                                                  7
    Section  2.5.  Treatment of Jupiter Stock Options                                    7
    Section  2.6.  Investment of Exchange Fund                                           8
    Section  2.7.  Appraisal Rights                                                      8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF JUPITER                                   8
    Section  3.1.  Organization, Qualification, Etc.                                     8
    Section  3.2.  Capital Stock                                                        10
    Section  3.3.  Corporate Authority; No Violation                                    11
    Section  3.4.  Reports and Financial Statements                                     12
    Section  3.5.  No Undisclosed Liabilities                                           13
    Section  3.6.  Compliance with Laws                                                 13
    Section  3.7.  Employee Benefit Plans                                               14
    Section  3.8.  Absence of Certain Changes or Events                                 16
    Section  3.9.  Litigation                                                           16
    Section  3.10.  Title to Assets                                                     17
    Section  3.11.  Intellectual Property                                               17
    Section  3.12.  Material Contracts                                                  19
    Section  3.13.  Labor Matters                                                       19
    Section  3.14.  Tax Matters                                                         19
    Section  3.15.  Customers                                                           21
    Section  3.16.  Opinion of Financial Advisor                                        21
    Section  3.17.  Takeover Laws                                                       21

    Section  3.18.  Required Vote of Jupiter Stockholders                               21
    Section  3.19.  Finders or Brokers                                                  21

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF MEDIA METRIX
            AND MERGER SUB                                                              22
    Section  4.1.  Organization, Qualification, Etc.                                    22
    Section  4.2.  Capital Stock                                                        23
    Section  4.3.  Corporate Authority; No Violation                                    24
    Section  4.4.  Reports and Financial Statements                                     25
    Section  4.5.  No Undisclosed Liabilities                                           25
    Section  4.6.  Compliance with Laws                                                 26
    Section  4.7.  Employee Benefit Plan                                                26
    Section  4.8.  Absence of Certain Changes or Events                                 29
    Section  4.9.  Litigation                                                           29
    Section  4.10.  Title to Assets                                                     29
    Section  4.11.  Intellectual Property                                               29
    Section  4.12.  Material Contracts                                                  31
    Section  4.13.  Labor Matters                                                       31
    Section  4.14.  Tax Matters                                                         32
    Section  4.15.  Customers                                                           32
    Section  4.16.  Opinion of Financial Advisor                                        33
    Section  4.17.  Takeover Laws                                                       33
    Section  4.18.  Required Vote of Media Metrix Stockholders                          33
    Section  4.19.  Finders or Brokers                                                  33

ARTICLE V  COVENANTS AND AGREEMENTS                                                     34
    Section  5.1.  Conduct of Business by Jupiter and Media Metrix                      34
    Section  5.2.  Investigation                                                        37
    Section  5.3.  Stockholder Approval; Filings                                        37
    Section  5.4.  Additional Reports                                                   40
    Section  5.5.  Consents; Approvals                                                  40
    Section  5.6.  Takeover Statute                                                     41
    Section  5.7.  No Solicitation                                                      41
    Section  5.8.  Public Announcements                                                 44
    Section  5.9.  Indemnification and Insurance                                        44
    Section  5.10.  Notification of Certain Matters                                     45
    Section  5.11.  Board of Directors and Officers of Media Metrix                     45
    Section  5.12.  Employee Plans and Benefit Arrangements                             45
    Section  5.13.  Section 16b Approvals                                               46
    Section  5.14.  Bylaw Amendment                                                     46

ARTICLE VI  CONDITIONS TO THE MERGER                                                    46
    Section  6.1.  Conditions to Each Party's Obligation to Effect the Merger           46

    Section  6.2.  Conditions to Obligations of Jupiter to Effect the Merger            48
    Section  6.3.  Conditions to Obligations of Media Metrix to Effect the Merger       48

ARTICLE VII  TERMINATION, WAIVER, AMENDMENT AND CLOSING                                 49
    Section  7.1.  Termination or Abandonment                                           49
    Section  7.2.  Effect of Termination                                                51
    Section  7.3.  Termination Fee Payments                                             51

ARTICLE VIII  MISCELLANEOUS                                                             54
    Section  8.1.  No Survival of Representations and Warranties                        54
    Section  8.2.  Expenses                                                             54
    Section  8.3.  Counterparts; Effectiveness                                          54
    Section  8.4.  Governing Law                                                        54
    Section  8.5.  Notices                                                              55
    Section  8.6.  Assignment; Binding Effect                                           56
    Section  8.7.  Severability                                                         56
    Section  8.8.  Enforcement of Agreement                                             56
    Section  8.9.  Miscellaneous                                                        56
    Section  8.10.  Interpretation; Definitions                                         57

EXHIBIT A  Form of Certificate of Incorporation of Surviving Corporation

                             INDEX OF DEFINED TERMS

TERM                                                      SECTION

affiliate                                                    8.10
Agreement                                                Preamble
Certificate of Merger                                         1.3
Closing                                                       1.2
Closing Date                                                  1.2
Code                                                     Recitals
company                                                    5.7(a)
Competing Transaction                                      5.7(a)
Confidentiality Agreement                                     5.2
Contract                                                   3.3(b)
Decrees                                                    3.6(b)
Delaware Secretary of State                                   1.3
DGCL                                                          1.1
Effective Time                                                1.3
Employee                                                   3.7(a)
Encumbrances                                               3.1(b)
ERISA                                                      3.7(d)
Exchange Act                                               3.3(c)
Exchange Agent                                             2.3(a)
Exchange Fund                                              2.3(a)
Exchange Ratio                                             2.1(c)
GAAP                                                          3.4
Governmental Entity                                        3.3(c)
HSR Act                                                    3.3(c)
Indemnified Parties                                        5.9(a)
Intellectual Property Rights                              3.11(k)
Joint Proxy Statement                                      5.3(b)
Jupiter                                                  Preamble
Jupiter Affiliated Group                                  5.13(b)
Jupiter Board Recommendation                               3.3(a)
Jupiter Business Combination                               7.3(d)
Jupiter Compensation and Benefit Plans                     3.7(a)
Jupiter Contract                                           3.3(b)
Jupiter Designees                                            5.11
Jupiter Disclosure Letter                             Article III
Jupiter ERISA Affiliate                                    3.7(f)
Jupiter ESPP                                               2.5(c)
Jupiter Intellectual Property                             3.11(k)

Jupiter Intellectual Property Licenses                   3.11(b)
Jupiter Meeting                                           5.3(a)
Jupiter Option                                            2.5(a)
Jupiter Pension Plan                                      3.7(d)
Jupiter Plans                                             2.5(a)
Jupiter Preferred Stock                                   3.2(a)
Jupiter SEC Reports                                          3.4
Jupiter Shares                                            2.1(a)
Jupiter Stock Certificate                                 2.1(d)
Jupiter Termination Fee                                   7.3(a)
Jupiter Triggering Event                                  7.3(a)
Jupiter's 1999 Form 10-K                                  3.1(a)
Jupiter's First Quarter 2000 Form 10-Q                       3.5
Laws                                                      3.6(a)
Material Adverse Effect                                   3.1(a)
Media Metrix                                            Preamble
Media Metrix Board Recommendation                         4.3(a)
Media Metrix Business Combination                         7.3(e)
Media Metrix Common Stock                                 2.1(c)
Media Metrix Compensation and Benefit Plans               4.7(a)
Media Metrix Contract                                     4.3(b)
Media Metrix Designees                                      5.11
Media Metrix Disclosure Letter                        Article IV
Media Metrix ERISA Affiliate                              4.7(e)
Media Metrix Exchange Option                              2.5(a)
Media Metrix Intellectual Property                       4.11(g)
Media Metrix Intellectual Property Licenses              4.11(b)
Media Metrix Meeting                                      5.3(a)
Media Metrix Pension Plan                                 4.7(c)
Media Metrix Preferred Stock                                 4.2
Media Metrix SEC Reports                                     4.4
Media Metrix Stockholder Proposals                        5.3(a)
Media Metrix Termination Fee                              7.3(b)
Media Metrix Triggering Event                             7.3(b)
Media Metrix's 1999 Form 10-K                                4.1
Media Metrix's First Quarter 2000 Form 10-Q                  4.5
Merger                                                  Recitals
Merger Consideration                                      5.7(d)
Merger Sub                                              Preamble
Morgan Stanley                                              3.16
Multiemployer Plan                                        3.7(h)

Nasdaq                                                        2.2
person                                                       8.10
Recommendation                                             5.3(a)
Registration Statement                                     5.3(b)
SEC                                                        3.4
Securities Act                                             3.3(c)
Share Arrangements                                         3.1(b)
Stockholders Meeting                                       5.3(a)
Subsidiaries                                                 8.10
Superior Transaction                                       5.7(d)
Surviving Corporation                                         1.1
Takeover Laws                                                3.17
Tax Return                                                   3.14
Taxes                                                        3.14
Third Party                                                5.7(a)
Thomas Weisel                                                4.16